SCHEDULE 14A
(RULE 14A-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant [   ]

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[   ] Preliminary Proxy Statement
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[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

SCANDIUM INTERNATIONAL MINING CORP.
(Name of Registrant as Specified In Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual general meeting of shareholders (the “Meeting”) of Scandium International Mining Corp. (the “Company”) will be held at Suite 1200 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8 on Wednesday, June 8, 2016 at 10:00 a.m. (Pacific Standard Time) for the following purposes:

1.	to receive the report of the directors;

2.	to receive the audited financial statements of the Company for its fiscal year ended December 31, 2015 and the report of the auditors thereon;

3.	to fix the number of directors at seven;

4.	to elect directors of the Company for the ensuing year;

5.	to re-appoint Davidson & Company LLP, Chartered Accountants, as auditors of the Company for the ensuing year, and to authorize the directors to fix the auditors’ remuneration;

6.	to consider an advisory vote on the executive compensation; and

7.	to transact any other business which may properly come before the Meeting, or any adjournment thereof.

The Board of Directors has fixed April 21, 2016 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Meeting.

All shareholders are invited to attend the Meeting in person, but even if you expect to be present at the Meeting, you are requested to mark, sign, date and return the enclosed proxy card in accordance with the instructions set out in the notes to the proxy and any accompanying information from your intermediary as promptly as possible to ensure your representation. All proxies must be received by our transfer agent by no later than 48 hours prior to the time of the Meeting in order to be counted.

DATED at Vancouver, British Columbia, this 21st day of April, 2016.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ George Putnam
PRESIDENT & CEO

PROXY STATEMENT AND INFORMATION CIRCULAR
AS AT APRIL 21, 2016

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 8, 2016

In this Proxy Statement and Information Circular, all references to “$” are references to United States dollars and all references to “C$” are references to Canadian dollars. As at April 21, 2016, one Canadian dollar was equal to approximately$0.79 in U.S. Currency.

GENERAL

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Scandium International Mining Corp., a British Columbia corporation (the “Company” or “SCY”), for use at the Annual General Meeting of Shareholders (the “Meeting”) of SCY to be held at 10:00 a.m. (Pacific Standard Time) on Wednesday, June 8, 2016, at the offices of Morton Law LLP at Suite 1200 - 750 West Pender Street, Vancouver, British Columbia, V6C 2T8, and at any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card are being mailed to our shareholders on or about April 29, 2016.

The cost of solicitation will be paid by the Company. The solicitation will be made primarily by mail. Proxies may also be solicited personally or by telephone by certain of the Company’s directors, officers and regular employees, who will not receive additional compensation therefore. In addition, the Company will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners.

Our administrative offices are located at 1430 Greg Street, Suite 501, Sparks, Nevada, 89431.

APPOINTMENT OF PROXYHOLDER

The persons named as proxyholder in the accompanying form of proxy were designated by the management of the Company (“Management Proxyholder”). A shareholder desiring to appoint some other person (“Alternate Proxyholder”) to represent him at the Meeting may do so by inserting such other person’s name in the space indicated or by completing another proper form of proxy. A person appointed as proxyholder need not be a shareholder of the Company. All completed proxy forms must be deposited with Computershare Trust Company of Canada (“Computershare”) not less than forty-eight (48) hours, excluding Saturdays, Sundays, and holidays, before the time of the Meeting or any adjournment of it unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

EXERCISE OF DISCRETION BY PROXYHOLDER

The proxyholder will vote for or against or withhold from voting the shares, as directed by a shareholder on the proxy, on any ballot that may be called for. In the absence of any such direction, the Management Proxyholder will vote in favour of matters described in the proxy. In the absence of any direction as to how to vote the shares, an Alternate Proxyholder has discretion to vote them as he or she chooses.

The enclosed form of proxy confers discretionary authority upon the proxyholder with respect to amendments or variations to matters identified in the attached Notice of Meeting and other matters which may properly come before the Meeting. At present, Management of the Company knows of no such amendments, variations or other matters.

PROXY VOTING

Registered Shareholders

If you are a registered shareholder, you may wish to vote by proxy whether or not you attend the Meeting in person. Registered shareholders electing to submit a proxy may do so by completing the enclosed form of proxy (the “Proxy”) and returning it to the Company’s transfer agent, Computershare, in accordance with the instructions on the Proxy. In all cases you should ensure that the Proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the Proxy is to be used.

Beneficial Shareholders

The following information is of significant importance to shareholders who do not hold shares in their own name (referred to as “Beneficial Shareholders”). Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by registered shareholders (those whose names appear on the records of the Company as the registered holders of shares).

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder’s name on the records of the Company. Such shares will more likely be registered under the names of the shareholder’s broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

If you are a Beneficial Shareholder:

You should carefully follow the instructions of your broker or intermediary in order to ensure that your shares are voted at the Meeting. The form of proxy supplied to you by your broker will be similar to the Proxy provided to registered shareholders by the Company. However, its purpose is limited to instructing the intermediary on how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communication Services (“Broadridge”) in the United States and in Canada. Broadridge mails a voting instruction form in lieu of a Proxy provided by the Company. The voting instruction form will name the same persons as the Company’s Proxy to represent you at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder of the Company), other than the persons designated in the voting instruction form, to represent you at the Meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. If you receive a voting instruction form from Broadridge, you cannot use it to vote shares directly at the Meeting - the voting instruction form must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have the shares voted.

Although as a Beneficial Shareholder you may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of your broker, you, or a person designated by you, may attend at the Meeting as proxyholder for your broker and vote your shares in that capacity. If you wish to attend the Meeting and indirectly vote your shares as proxyholder for your broker, or have a person designated by you do so, you should enter your own name, or the name of the person you wish to designate, in the blank space on the voting instruction form provided to you and return the same to your broker in accordance with the instructions provided by such broker, well in advance of the Meeting.

Alternatively, you can request in writing that your broker send you a legal proxy which would enable you, or a person designated by you, to attend at the Meeting and vote your shares.

REVOCATION OF PROXIES

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by:

(a)

executing a Proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered shareholder or the registered shareholder’s authorized attorney in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the Proxy bearing a later date to Computershare at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

(b)	personally attending the Meeting and voting the registered shareholders’ shares.

A revocation of a Proxy will not affect a matter on which a vote is taken before the revocation.

Only registered shareholders have the right to revoke a Proxy. Non-Registered Holders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective Intermediaries to revoke the Proxy on their behalf.

VOTING PROCEDURE

A quorum for the transaction of business at the Meeting is, subject to the special rights and restrictions attached to the share of any class or series of shares, one person who is a shareholder, or who is otherwise permitted to vote shares of the Company at a meeting of shareholders pursuant to its articles, present in person or by proxy. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. However, an abstention or broker non-vote will not have any effect on the outcome for the election of directors.

Shares for which proxy cards are properly executed and returned will be voted at the Meeting in accordance with the directions noted thereon or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named on the following page, “FOR” the resolution to ratify the appointment of Davidson & Company LLP, Chartered Accountants, as independent auditors of the Company for the fiscal year ended December 31, 2016 and to authorize the directors to fix their remuneration, and “FOR” the resolution approving the compensation awarded by the Company to the named executive officers. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

To be effective, each matter which is submitted to a vote of shareholders, other than for the election of directors and the approval of auditors, must be approved by a majority of the votes cast by the shareholders voting in person or by proxy at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

On April 21, 2016 (the “Record Date”), there were 225,047,200 shares of Common Stock issued and outstanding, each share carrying the right to one vote. Only shareholders of record at the close of business on the Record Date will be entitled to vote in person or by proxy at the Meeting or any adjournment thereof.

To the knowledge of the directors and executive officers of the Company, the beneficial owners or persons exercising control over Company shares carrying more than 5% of the outstanding voting rights are:

Name	Address	Number of Shares(1)	Approximate % of Total Issued and Outstanding
Willem Duyvesteyn	Reno, Nevada	27,053,119(2)(3)	12.02%
Andrew Greig	Teneriffe, QLD, Australia	19,610,400(4)	8.71%

(1)

The information relating to the above share ownership was obtained by the Company from insider reports and beneficial ownership reports on Schedule 13D filed with the SEC or available at www.sedi.ca, or from the shareholder.

(2)	9,518,693 of these Common Shares are registered in the name of Irene Duyvesteyn, and Mr. Duyvesteyn has voting and investment control over these Common Shares.
(3)	This figure does not include 2,600,000 shares issuable pursuant to exercise of stock options.
(4)	This figure does not include 700,000 shares issuable pursuant to exercise of stock options.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting other than the election of directors and the appointment of auditors and as set out herein. For the purpose of this paragraph, “Person” shall include each person: (a) who has been a director, senior officer or insider of the Company at any time since the commencement of the Company’s last fiscal year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b).

PROPOSAL 1
ELECTION OF DIRECTORS

The Board proposes that the following seven nominees be elected as directors at the Meeting, each of whom will hold office until the expiration of their term or until his or her successor shall have been duly appointed or elected and qualified: George Putnam, William Harris, Barry Davies, Willem Duyvesteyn, Warren Davis, James Rothwell, and Andrew Greig.

Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for the election of such nominees. Although the Board anticipates that the seven nominees will be available to serve as directors of SCY, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES.

As part of its ongoing review of corporate governance policies, on September 2, 2014, the Board adopted a policy providing that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” will tender his or her resignation to the Chairman of the Board promptly following the shareholders’ meeting. The Board will consider the offer of resignation and will make a decision whether or not to accept it. In considering whether or not to accept the resignation, the Board will consider all factors deemed relevant by the members of the Board. The Board will be expected to accept the resignation except in situations where the considerations would warrant the applicable director continuing to serve on the Board. The Board will make its final decision and announce it in a press release within 90 days following the shareholders’ meeting. A director who tenders his or her resignation pursuant to this policy will not participate in any meeting of the Board at which the resignation is considered.

The following table sets out the names of the nominees, their positions and offices in the Company, principal occupations, the period of time that they have been directors of the Company, and the number of shares of the Company which each beneficially owns or over which control or direction is exercised.

Name, Residence and Present Position with the Company	Director Since	# of Shares Beneficially Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (1)	Principal Occupation (1)
George F. Putnam California, USA Director, President and Chief Executive Officer	May 3, 2010	3,742,010(5)	President and Chief Executive Officer of Scandium International Mining Corp.

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Name, Residence and Present Position with the Company	Director Since	# of Shares Beneficially Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (1)	Principal Occupation (1)
William B. Harris (2)(3) Florida, USA Director (Chairman of the Board)	June 5, 2007	30,000(5)	Partner of Solo Management Group, LLC, an investment management and financial consulting company.
Barry Davies (2)(3) Kowloon, Hong Kong Director	January 20, 2010	5,970,000(5)	President of Rudgear Holdings Ltd., a private investment company, since March 2006.
Willem P.C. Duyvesteyn (4) Nevada, USA Director, Chief Technology Officer	December 16, 2009	27,053,119(5)	President and founder of The Technology Store, Inc. from 2000 until its acquisition by the Company in December 2009; President, Technology and Resource Development Inc. since December 2009. Both companies are involved in the development and commercialization of various mineral and energy related processes and projects.
Warren Davis (2)(3) California, USA Director	May 30, 2012	1,283,529(5)	Consultant to Energy and Power Industry clients who are developing new projects with both conventional and advanced technology.
James Rothwell Washington, USA Director	July 16, 2014	1,102,882(5)	Mr. Rothwell performs consulting assignments for mining and metals industry companies.
Andrew Greig Teneriffe, QLD, Australia Director	August 21, 2015	19,610,400(5)	Mr. Greig is an Angel Capital Investor; identifying promising opportunities and providing capital, mentoring and advice through business start-up.

(1)

The information as to principal occupation, business or employment and shares beneficially owned or controlled is not within the knowledge of the management of the Company and has been furnished by the respective nominees. Unless otherwise stated, any nominees named above have held the principal occupation or employment indicated for at least five years.

(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)

Nominee of Willem Duyvesteyn and Irene Duyvesteyn. In connection with the acquisition of The Technology Store, Inc. by the Company, Willem Duyvesteyn and Irene Duyvesteyn have the right to nominate one director to the Board.

(5)

These figures do not include the number of shares issuable pursuant to exercise of stock options as follows; 5,200,000 shares issuable to George Putnam, 2,450,000 shares issuable to William Harris, 2,100,000 shares issuable to Barry Davies; 2,600,000 shares issuable to Willem Duyvesteyn, 1,600,000 shares issuable to Warren Davis, 1,100,000 shares issuable to James Rothwell, and 700,000 shares issuable to Andrew Greig.

George Putnam has extensive mining industry experience, having worked for over 20 years for BHP (now BHP-Billiton) and GE/Utah International. Mr. Putnam also served for three years as CFO of QGX Ltd., a TSX-listed mineral exploration and development company. The Board believes that Mr. Putnam’s expertise and experience in the mining industry is valuable to the Board.

William Harris has more than 35 years of experience in financial and executive management with public companies. Mr. Harris is also a board member of EnCore Energy Corp., Silver Predator Corp., and the former President and CEO of Hoechst Fibers Worldwide, a company involved in the global acetate and polyester business of Hoechst AG. Mr. Harris’ expertise and experience make him a valuable member of the Board.

Barry Davies is a mining engineer with over 30 years of engineering, operations, commercial and corporate management experience in the minerals industry, the majority of service with GE/Utah International and BHP (now BHP/Billiton). Mr. Davies’ experience and his independence from management make him a valuable member of the Board.

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Willem Duyvesteyn has 40 years’ experience in the mining, mineral and energy industries. Prior to joining TTS, Mr. Duyvesteyn was Vice President and General Manager Minerals Technology for BHP for more than 10 years. Prior to BHP he served with AMAX as Director of Laterite Nickel projects. Mr. Duyvesteyn’s extensive experience and his independence from management make him a valuable member of the Board.

Warren Davis has held numerous senior roles in both minerals and electric power industries, with a focus on energy project development, project marketing and business strategy. Mr. Davis currently provides consulting services for several power plant contractors and electric power technology clients. His previous positions include roles with Black & Veach (15 years), Bechtel Power Corp (three years), and The General Electric Company (10 years). Mr. Davis worked for Utah International Inc. (seven years) in the minerals industry, specifically in exploration, acquisitions and strategy. He was founder and president of Golden Bear Energy Services, a start-up energy company, and has worked in numerous entrepreneurial energy development roles. Mr. Davis’ experience and his independence from management make him a valuable member of the Board.

James R. Rothwell has held numerous senior management roles and board positions in Canadian public mining companies, including Chairman of Shore Gold Inc. and Kensington Resources Ltd., Board Director for Motapa Diamonds Inc. and President, CEO and Director of Inca Pacific Resources and Dia Met Minerals Ltd. Prior to these Canadian company positions, he served for 27 years with Utah International and BHP in a number of business roles in the US, Canada, Brazil and Australia. With BHP, Mr. Rothwell’s operational experience included thermal coal, iron ore, coking coal, manganese, diamonds, and the leadership of the BHP Minerals marketing effort worldwide. He has served on minerals industry associations in Australia, the USA and Canada. Jim has a BA (Economics) and an MBA (Finance/Accounting) from Stanford University. Mr. Rothwell’s experience and his independence from management make him a valuable member of the Board.

Andrew Greig has 35 years of experience in the mining and natural resource industry with Bechtel Group Inc., a global engineering, construction and project management company. He brings direct experience in developing minerals, resource, power, refining, and chemical projects in 20 countries across six continents. A resident of Australia, Mr. Greig earned a graduate diploma in business from Monash University, Melbourne. Mr. Greig’s experience and his independence from management make him a valuable member of the Board.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Putnam and Mr. Duyvesteyn, each of whom are a director and executive officer of the Company, may be found in the section entitled “Directors”.

Name	Position with the Company	Age as of the Annual Meeting
Edward Dickinson	Chief Financial Officer	69
John Thompson	Vice President of Project Development	68

Edward Dickinson, Chief Financial Officer, joined the Company in September 2011. Prior to joining the Company Mr. Dickinson was employed by Altair Nanotechnologies Inc. from August 1996 to August 2011 where he held several senior management positions including Chief Financial Officer, Director of Finance, Corporate Secretary and Senior Director – Program and Contract management. From 1994 to 1996, Mr. Dickinson was employed by the Southern California Edison Company as a negotiator of non-utility power generation contracts. Mr. Dickinson was Vice President and Director of Geolectric Power Company during 1993 and 1994, and from 1987 through 1992 was the Director of Finance and Administration for OESI Power Corporation. Prior to 1987, Mr. Dickinson served in various financial and program management positions at the U.S. Department of Energy. Mr. Dickinson, who is a certified public accountant, obtained a Master’s degree in Accounting from California State University, Northridge.

John Thompson, Vice President of Project Development, joined the Company in May 2011. Mr. Thompson’s mining career spans 41 years in senior management roles with Utah Development Company, BHP (now BHP Billiton), Newcrest Mining and QGX Ltd., managing and developing mineral projects in Australia, New Zealand, Mongolia and the United States. He has held numerous other leadership roles in the mining industry, including four Mine/General Manager roles in coking coal, gold and titanium/iron sands operations and a General Manager position at Newcrest overseeing five operating gold businesses in Australia. Mr. Thompson has a Bachelor of Science degree in Mining and Petroleum Engineering from the University of Queensland, and is a Fellow of the Australian Institute of Mining and Metallurgy.

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INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past ten years, none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity; or (f) any material proceedings in which such person is a party adverse to SCY or any of its subsidiaries or has a material interest adverse to SCY or any of its subsidiaries. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director, executive officer or affiliate of SCY, any owner of record or beneficially of more than five percent of the Company’s Common Stock, or any associate of such director, executive officer, affiliate of SCY, or security holder.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 21, 2016 by:

(i)	each director of SCY;
(ii)	each of the Named Executive Officers of SCY; and
(iii)	all directors and executive officers as a group.

Except as noted below, SCY believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percentage of Shares Beneficially Owned[1]
George Putnam	3,742,010	1.66%
William Harris	30,000	0.01%
Barry Davies	5,970,000	2.65%
Willem Duyvesteyn	27,053,119	12.02%
Warren Davis	1,283,529	0.57%
James Rothwell	1,102,882	0.49%
Andrew Greig	19,610,400	8.71%
John Thompson	3,336,200	1.48%
Edward Dickinson	440,708	0.20%
All officers and directors (7) persons	61,868,848	27.80%

[1]

These amounts exclude beneficial ownership of securities not currently outstanding but which are reserved for immediate issuance on exercise of stock options as follows; 5,200,000 shares issuable to George Putnam, 2,450,000 shares issuable to William Harris, 2,100,000 shares issuable to Barry Davies; 2,600,000 shares issuable to Willem Duyvesteyn, 1,600,000 shares issuable to Warren Davis, 1,100,000 shares issuable to James Rothwell, 1,530,000 shares issuable to John Thompson, 1,100,000 shares issuable to Edward Dickinson, and 700,000 shares issuable to Andrew Greig.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SCY's directors, executive officers and persons who own more than 10% of a registered class of SCY’s securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of SCY. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish SCY with copies of all Section 16(a) reports they file.

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To SCY’s knowledge, based solely on a review of Forms 3 and 4, as amended, furnished to it during its most recent fiscal year, and Form 5, as amended, furnished to it with respect to such year, SCY believes that during the year ended December 31, 2015, its directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements of the Securities Exchange Act of 1934.

DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information regarding the members and nominees of the Board and the Executive Officers of SCY as of the Record Date:

Name	Age	Position	Position Held Since
George Putnam	62	Director, President, CEO	May 3, 2010
William Harris	69	Director Chairman	June 5, 2007 April 2, 2010
Barry Davies	66	Director	January 20, 2010
Willem Duyvesteyn	71	Director CTO	January 20, 2010 October 28, 2015
Warren Davis	71	Director	May 30, 2012
James Rothwell	66	Director	July 16, 2014
Andrew Greig	59	Director	August 21, 2015
Edward Dickinson	69	CFO	August 15,2011
John Thompson	68	Vice President Project Development	March 8, 2011

All of the officers identified above serve at the discretion of the Board and have consented to act as officers of the Company.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

There are no family relationships among any of the existing directors or executive officers of SCY.

COMPENSATION COMMITTEE

The Company’s compensation policies and programs are designed to be competitive with similar mining companies and to recognize and reward executive performance consistent with the success of the Company’s business. These policies and programs are intended to attract and retain capable and experienced people. The Compensation Committee’s role and philosophy is to ensure that the Company’s compensation goals and objectives, as applied to the actual compensation paid to the Company’s Chief Executive Officer and other executive officers, are aligned with the Company’s overall business objectives and with shareholder interests.

In addition to industry comparables, the Compensation Committee considers a variety of factors when determining both compensation policies and programs and individual compensation levels. These factors include the long-range interests of the Company and its shareholders, overall financial and operating performance of the Company and the Compensation Committee’s assessment of each executive’s individual performance and contribution toward meeting corporate objectives.

The current members of the Compensation Committee are James Rothwell, Andrew Greig and William Harris, each of whom are independent directors. The function of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to the compensation practices of the executive officers of the Company. The Compensation Committee has been empowered to review the compensation levels of the executive officers of the Company and to report thereon to the Board; to review the strategic objectives of the stock option and other stock-based compensation plans of the Company and to set stock based compensation; and to consider any other matters which, in the Compensation Committee’s judgment, should be taken into account in reaching the recommendation to the Board concerning the compensation levels of the Company’s executive officers.

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Report on Executive Compensation

This report on executive compensation has been authorized by the Compensation Committee. The Board assumes responsibility for reviewing and monitoring the long-range compensation strategy for the senior management of the Company although the Compensation Committee guides it in this role. The Board determines the type and amount of compensation for the President and CEO. The Board also reviews the compensation of the Company’s senior executives. The Compensation Committee has not considered the implications of the risks associated with the Company’s compensation policies and practices.

The Compensation Committee makes the final determination on compensation for directors and senior executives of the Company. The Compensation Committee will take recommendations from the CEO as to what appropriate levels of compensation should be for senior executives. The Compensation Committee does not delegate the authority to determine compensation for directors and senior officers to other persons.

Philosophy and Objectives

The compensation program for the senior management of the Company is designed to ensure that the level and form of compensation achieves certain objectives, including:

(a)	attracting and retaining talented, qualified and effective executives;

(b)	motivating the short and long-term performance of these executives; and

(c)	better aligning their interests with those of the Company’s shareholders.

In compensating its senior management, the Company has employed a combination of base salary and equity participation through its stock option plan. The Company’s NEOs, as that term is defined in Form 51-102F6, and directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Elements of the Compensation Program

The significant elements of compensation awarded to the Named Executive Officers (as defined below) are a cash salary and stock options. The Company does not presently have a long-term incentive plan for its Named Executive Officers. There is no policy or target regarding allocation between cash and non-cash elements of the Company’s compensation program. The Compensation Committee reviews annually the total compensation package of each of the Company’s executives on an individual basis, against the backdrop of the compensation goals and objectives described above, and makes recommendations to the Board concerning the individual components of their compensation.

Cash Salary

As a general rule, the Company seeks to offer its Named Executive Officers a compensation package that is in line with that offered by other companies in our industry, and as an immediate means of rewarding the Named Executive Officers for efforts expended on behalf of the Company.

Equity Participation

The Company believes that encouraging its executives and employees to become shareholders is the best way of aligning their interests with those of its shareholders. Equity participation is accomplished through the Company’s stock option plan. Stock options are granted to senior executives taking into account a number of factors, including the amount and term of options previously granted, base salary and bonuses and competitive factors. Options are generally granted to senior executives which vest on terms established by the Board.

Perquisites and Other Personal Benefits

The Company’s Named Executive Officers are not generally entitled to significant perquisites or other personal benefits not offered to the Company’s other employees.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all information concerning the total compensation of the Company’s president, chief executive officer, chief financial officer, and the three other most highly compensated officers during the last fiscal year (the “Named Executive Officers”) during the last three completed fiscal years for services rendered to the Company in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George Putnam, President, CEO and Director	2015	$200,000	$Nil	$Nil	$205,116	$Nil	$Nil	$Nil	$405,116
	2014	$200,000	$Nil	$Nil	$52,207	$Nil	$Nil	$Nil	$252,207
	2013	$200,000	$Nil	$Nil	$4,008	$Nil	$Nil	$Nil	$204,008
Edward Dickinson, CFO	2015	$90,000	$Nil	$Nil	$41,184	$Nil	$Nil	$Nil	$131,184
	2014	$52,500	$Nil	$Nil	$40,151	$Nil	$Nil	$Nil	$92,651
	2013	$100,000	$Nil	$Nil	$2,975	$Nil	$Nil	$Nil	$102,975
John Thompson, V.P. Project Development	2015	$67,143	$Nil	$Nil	$41,184	$Nil	$Nil	$Nil	$108,327
	2014	$59,985	$Nil	$Nil	$45,169	$Nil	$Nil	$Nil	$105,154
	2013	$17,603	$Nil	$Nil	$1,488	$Nil	$Nil	$Nil	$19,091
Willem Duyvesteyn CTO and Director	2015	$102,000	$Nil	$Nil	73,970	$Nil	$Nil	$Nil	175,970
	2014	$119,000	$Nil	$Nil	40,151	$Nil	$Nil	$Nil	159,151
	2013	$Nil	$Nil	$Nil	4,008	$Nil	$Nil	$Nil	4,008

(1)

The determination of the value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2015.

DIRECTOR COMPENSATION

No cash compensation was paid to any director of the Company for the director’s services as a director during the financial year ended December 31, 2015, other than the reimbursement of out-of-pocket expenses.

The Company has no standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the TSX. During the most recently completed financial year, no incentive stock options were granted to directors, including directors who are Named Executive Officers.

AGGREGATED STOCK OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

No stock options were exercised by the directors during the Company’s fiscal year ended December 31, 2015.

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OUTSTANDING EQUITY AWARDS AT THE MOST RECENTLY COMPLETED FISCAL YEAR

Name	Option-based Awards				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of Unexercised in- the money options (US$)	Number of shares or units of shares that have not vested (#)	Market or payout value of share based awards that have not vested ($)
William Harris	400,000 200,000 350,000 400,000 800,000	$0.08 $0.10 $0.12 $0.10 $0.10	Apr. 24, 2017 May 9, 2018 July 25, 2019 Apr. 17, 2020 Nov. 5, 2020	$20,230 $7,225 $7,586 $2,890 $28,900	N/A	N/A
Barry Davies	400,000 200,000 300,000 400,000 500,000	$0.08 $0.10 $0.12 $0.14 $0.10	Apr. 24, 2017 May 9, 2018 Apr. 24, 2017 Apr. 17, 2020 Nov. 5, 2020	$20,230 $7,225 $6,502 $2,890 $18,063	N/A	N/A
Willem Duyvesteyn	400,000 200,000 200,000 400,000 400,000 500,000	$0.08 $0.07 $0.10 $0.12 $0.14 $0.10	Apr. 24, 2017 Aug. 8, 2017 May 9, 2018 July 25, 2019 Apr. 17, 2020 Nov. 5, 2020	$20,230 $11,560 $7,225 $8,670 $2,890 $18,063	N/A	N/A
George Putnam	400,000 400,000 200,000 550,000 400,000 2,500,000	$0.08 $0.07 $0.10 $0.12 $0.14 $0.10	Apr, 24, 2017 Aug. 8, 2017 May 9, 2018 July.25, 2019 Apr. 17, 2020 Nov. 5, 2020	$20,230 $23,120 $7,225 $11,921 $2,890 $90,313	N/A	N/A
Warren Davis	400,000 200,000 300,000 400,000	$0.07 $0.10 $0.12 $0.14	Aug. 8, 2017 May 9, 2018 July 25, 2019 Apr. 17, 2020	23,120 $7,225 $6,502 $2,890	N/A	N/A
James Rothwell	400,000 400,000	$0.12 $0.14	July 25, 2019 Apr. 17, 2020	$8,670 $2,890	N/A	N/A
Andrew Greig	400,000	$0.12	Aug. 28, 2018	$10,115

(1)

“Value of unexercised in-the-money options” is calculated by determining the difference between the market value of the securities underlying the options at the date referred to and the exercise price of the options and is not necessarily indicative of the value (i.e. loss or gain) that will actually be realized by the directors.

(2)	“in-the-money options” means the excess of the market value of the Company’s shares on December 31, 2015 over the exercise price of the options.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out information as of the end of the fiscal year ended December 31, 2015 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plan [excluding securities reflected in column (a)] (c)
Equity compensation plans approved by security holders	17,610,000	$0.12	16,147,080
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total:	17,610,000	$0.12	16,147,080

TERMINATION AND CHANGE OF CONTROL BENEFITS

The following contracts, agreements, plans, and arrangements provide for payments to the applicable Named Executive Officers following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the company or a change in such Named Executive Officers’ responsibilities:

George Putnam - the Company entered into a letter agreement effective May 1, 2010 with George Putnam, pursuant to which Mr. Putnam agreed to act as President and CEO of the Company. Mr. Putnam receives a base salary of $200,000 per year. The Compensation Committee has discretion to award an annual bonus, and will review Mr. Putnam’s base salary on an annual basis. Mr. Putnam received an initial grant of 2,000,000 stock options, 25% of which vested immediately, and the remainder of which vested in three equal installments every six months thereafter. Mr. Putnam is entitled to termination payments in the amount of six months’ base salary if he is terminated without cause in his first year of employment, and six months’ base salary plus one month salary for each year of full service to a maximum of twenty-four months, if terminated after the first year of employment. If Mr. Putnam is terminated pursuant to a change in control, he is entitled to a termination payment equivalent to three times his base salary.

Other than the agreements described above, the Company and its subsidiaries are not parties to any contracts, and have not entered into any plans or arrangements which require compensation to be paid to any of the Named Executive Officers in the event of:

(a)	resignation, retirement or any other termination of employment with the Company or one of its subsidiaries;
(b)	a change of control of the Company or one of its subsidiaries; or
(c)	a change in the director, officer or employee’s responsibilities following a change of control of the Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2015, the Board held four directors’ meetings. All other matters which required Board approval were consented to in writing by all of the Company’s directors.

The Board has established an Audit Committee and a Compensation Committee. The Board has no standing nominating committee. Each of the Audit and Compensation Committees is responsible to the full Board. The functions performed by these committees are summarized below:

Audit Committee. The Board has an Audit Committee composed of three directors, William Harris (Chair), Warren Davis, and James Rothwell. Prior to October 28, 2015, Barry Davies served on the Audit Committee. All members of the Audit Committee are “independent” and “financially literate” in accordance with Multilateral Instrument 52-110 Audit Committees (“NI 52-110”). The Audit Committee reviews all financial statements of the Company prior to their publication, reviews audits or communications, recommends the appointment of independent auditors, reviews and approves the professional services to be rendered by independent auditors and reviews fees for audit services. The Audit Committee meets both separately with auditors (without management present) as well as with management present. The meetings with the auditors discuss the various aspects of the Company’s financial presentation in the areas of audit risk and Canadian generally accepted accounting principles. Specifically, the audit committee has:

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(a)	reviewed and discussed the audited financial statements with management;
(b)	discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and
(c)

received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

A copy of the text of the Company’s audit committee charter can be found on the Company’s website at www.scandiummining.com.

Based on the foregoing review and discussions, the audit committee recommend to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee.
William Harris, Chair
Warren Davis, Member
James Rothwell, Member

Compensation Committee. The Compensation Committee reviews and approves the compensation of SCY’s officers, reviews and administers SCY’s stock option plan and makes recommendations to the Board regarding such matters. The members of the Compensation Committee are William Harris, Andrew Greig, and James Rothwell. Prior to October 28, 2015 Warren Davis and Barry Davies served on the Compensation Committee. Each of the Compensation Committee members is an independent director. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found on the Company’s website at www.scandiumminingcom.

Nominating Committee. No Nominating Committee has been appointed. Nominations of directors are made by the Board. The Board is of the view that the present management structure does not warrant the appointment of a Nominating Committee.

In its deliberations for selecting candidates for nominees as director, the Board considers the candidate’s knowledge of the mineral exploration industry and involvement in community, business and civic affairs. Any nominee for director made by the Board must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Board solicits its current Board for names of potentially qualified candidates. The Board would then consider the potential pool of director candidates, select the candidate the Board believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history, potential conflict of interest or regulatory issue that would cause the candidate not to be qualified to serve as a director of SCY. Additionally, the Board annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience.

MANAGEMENT CONTRACTS

The Company is not a party to a management contract with anyone other than directors or Named Executive Officers of the Company.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees, and proposed nominees for election as directors or their associates is or has since the beginning of the last completed financial year, been indebted to the Company or any of its subsidiaries or indebted to another entity where such indebtedness is or was the subject of a guarantee, support agreement, letter of credit or other similar instrument or understanding provided by the Company or any of its subsidiaries.

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INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed herein, since the commencement of the Company’s most recently completed financial year, no informed person of the Company, nominee for director or any associate or affiliate of an informed person or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

An “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the company or who exercises control or director over voting securities of the Company or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company itself, if and for so long as it has purchased, redeemed or otherwise acquired any of its shares.

REPORT OF CORPORATE GOVERNANCE

The British Columbia Securities Commission has issued guidelines on corporate governance disclosure for non-venture issuers as set out in National Instrument 58-101 (the “Policy”). The Policy addresses matters relating to constitution and independence of directors, the functions to be performed by the directors of a company and their committees and effectiveness and evaluation of proposed corporate governance guidelines and best practices specified by the Canadian securities regulators. The Company’s approach to corporate governance in the context of the specific issues outlined in Form 58-101F1 is set out below.

Board of Directors

The Board currently consists of seven directors, and it is proposed that all seven be nominated at the Meeting. Of the seven proposed directors, a majority of individuals qualify as independent directors. A director is independent if he or she has no direct or indirect “material relationship” with the Company. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgment. The following table outlines the Company’s independent and non-independent directors, and the basis for a determination that a director is non-independent:

Name of Director	Independent/Non-Independent
George Putnam	Non-Independent (serves as President and CEO of the Company)
William Harris	Independent (serves as Chairman of the Company)
Barry Davies	Independent
Willem Duyvesteyn	Non-Independent (serves as CTO of the Company and holds more than 10% of the Company’s outstanding shares)
Warren Davis	Independent
James Rothwell	Independent
Andrew Greig	Independent

William Harris, an independent director, is the Chairman of the Board. Mr. Harris’ primary roles as Chairman are to chair all meetings of the Board and to manage the affairs of the Board, including ensuring the Board is organized properly, functions effectively and meets its obligations and responsibilities. The Chairman’s responsibilities include, among other things, ensuring effective relations and communications among Board members.

The Board holds meetings as considered appropriate to deal with the matters arising from developments in the business and affairs of the Company from time to time. During the fiscal year ended December 31, 2015, the Board held five meetings. In addition to the business conducted at such meetings, various other matters were approved by written resolution signed by all members of the Board.

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The attendance record for each director of the Company during the fiscal year ended December 31, 2015 was as follows:

Name of Director	Meetings Attended
George Putnam	4 of 4
William Harris	4 of 4
Barry Davies	4 of 4
James Rothwell	4 of 4
Willem Duyvesteyn	3 of 4
Warren Davis	4 of 4
Andrew Greig	1 of 1

The attendance record for each member of the Audit Committee during the fiscal year ended December 31, 2015 was as follows:

Name of Director	Meetings Attended
William Harris	4 of 4
Barry Davies	3 of 3
Warren Davis	4 of 4
James Rothwell	4 of 4

The attendance record for each member of the Compensation Committee during the fiscal year ended December 31, 2015 was as follows:

Name of Director	Meetings Attended
William Harris	1 of 1
Barry Davies	1 of 1
Warren Davis	1 of 1
James Rothwell	1 of 1

The Board’s policy is to hold independent directors’ meetings as deemed necessary. At these independent directors’ meetings, non-independent and members of management are not in attendance. During the fiscal year ended December 31, 2015, the independent directors held no meetings.

The Board does not have a policy regarding a Board members’ attendance at annual meetings of shareholders. One director attended the Company’s 2015 annual meeting of shareholders.

Certain directors of the Company are also presently directors of other issuers that are reporting issuers in Canada or elsewhere. Information as to such other directorships is set out below:

Name of Director	Reporting Issuers
George Putnam	None
William Harris	Silver Predator Corp. EnCore Energy Corp.
Barry Davies	None
Willem Duyvesteyn	None
Warren Davis	None
James Rothwell	None
Andrew Greig	None

Board Mandate

The Board has not adopted a written mandate but understands that its role is to (i) assume responsibility for the overall stewardship and development of the Company and monitoring of its business decisions, (ii) identify the principal risks and opportunities of the Company’s business and ensuring the implementation of appropriate systems to manage these risks, (iii) ethically manage the Company and perform succession planning, including appointing, training and monitoring of senior management and directors, (iv) implement a communication policy for the Company, and (v) ensure the integrity of the Company’s internal financial controls and management information systems.

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Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of the Chairman of the Board and Chief Executive Officer, as the Board believes that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has reviewed the Company’s current Board leadership structure. George Putnam has been the Company’s Chief Executive Officer since May 2010, while William Harris has been the Company’s Chairman of the Board since April 2010. In light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, the Company’s shareholder base, the Company’s peer group and other relevant factors, the Board believes that the current leadership structure is appropriate. Mr. Putnam and Mr. Harris bring complimentary attributes to the Company’s business operations and strategic plans and generally are focused on somewhat different aspects of the Company’s operations.

The Company does not have a lead independent director. Given the size of the Board, the Board believes that the presence of five independent directors out of the seven directors currently on the Board, is sufficient independent oversight of the Chairman of the Board and Chief Executive Officer. The independent directors work well together in the current Board structure and the Board does not believe that selecting a lead independent director would add significant benefits to the Board oversight role.

Also, the Board does not have a formal policy with respect to the consideration of diversity when assessing directors and director candidates, but considers diversity as part of its overall assessment of the Board’s functions and needs.

Board’s Role in Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of the Company. Management is charged with the day-to-day management of the risks the Company faces. However, the Board, directly and indirectly through its committees, is actively involved in the oversight of the Company’s risk management policies. The Board is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major risk exposure (whether financial, operating or otherwise) and the steps management has taken to monitor, control and manage these exposures. Additionally, the Compensation Committee oversees the Company’s compensation policies generally, in part to determine whether or not they create risks that are reasonably likely to have a material adverse effect on the Company.

Position Descriptions

To date, the Board has not adopted written position descriptions for the Chairman, the chair of each Committee of the Board, or of the CEO. Currently, William Harris serves as the independent Chairman of the Board. The prime responsibility of the Chairman of the Board is to provide leadership to the Board and to enhance Board effectiveness.

Orientation and Continuing Education

When new directors are appointed, they receive orientation on the Company’s business, current projects and industry and on the responsibilities of directors. With respect to continuing education, Board meetings may include presentations by the Company’s management and employees to give the directors additional insight into the Company’s business.

Ethical Business Conduct

The Board has adopted a written code of conduct applicable to officers and directors of the Company, entitled “Code of Ethics, Trading Restrictions and Whistleblowing”. A copy of this code of conduct is available on SEDAR at www.sedar.com.

Other than adoption of the code of conduct, the Board does not take any formal measures to encourage and promote a culture of ethical business conduct. The Board is of the view that that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law, together with the corporate statutory restrictions on an individual director’s participation in decisions of the Board in which the director has an interest, are sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

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Nomination of Directors

The Board annually evaluates the size of the Board and persons as nominees for the position of director of the Company. The Board’s process for nomination of candidates has been an informal process to date but one in which the entire Board is involved. The Board itself reviews candidates for the Board and its executive officers and reviews succession planning on a regular basis.

Compensation

The Board has established a Compensation Committee, comprised of three independent directors, William Harris, Andrew Greig, and James Rothwell. The function of the Compensation Committee is to review, on an annual basis, the compensation paid to the Company’s executive officers and to the directors, and to make recommendations on compensation to the Board. In addition, the Committee reviews the compensation plans for the Company’s non-executive staff. The process adopted with respect to the review of compensation for the Company’s directors and senior officers is set out under the heading “Compensation Discussion and Analysis” above.

Other Board Committees

The Board has no committees other than the Compensation Committee and the Audit Committee.

Assessments

The Board annually, and at such other times as it deems appropriate, reviews the performance and effectiveness of the Board, the directors and its committees to determine whether changes in size, personnel or responsibilities are warranted. To assist in its review, the Board conducts informal surveys of its directors and receives reports from each committee respecting its own effectiveness.

Shareholder Communications

The Company values the views of its shareholders (current and future shareholders, employees and others). Any shareholder who wishes to communicate with the Board may do so in writing, by telephone or fax or by email to the Company as follows:

Suite 501 – 1430 Greg Street, Sparks, Nevada, 89431
Tel: (775) 355-9500
Fax: (775) 355-9506
Email: edward.dickinson@scandiummining.com

AUDIT COMMITTEE

Pursuant to National Instrument 52-110 Audit Committees of the Canadian Securities Administrators, the Company is required to disclose annually in its Information Circular certain information concerning the constitution of its audit committee and its relationship with its independent auditor, as set forth in the following:

The primary function of the audit committee (the “Committee”) is to assist the Board in fulfilling its financial oversight responsibilities by reviewing (a) the financial reports and other financial information provided by the Company to regulatory authorities and shareholders; (b) the systems for internal corporate controls which have been established by the Board and management; and (c) overseeing the Company’s financial reporting processes generally. In meeting these responsibilities, the Committee monitors the financial reporting process and internal control system; reviews and appraises the work of external auditors and provides an avenue of communication between the external auditors, senior management and the company’s Board. The Committee is also mandated to review and approve all material related party transactions.

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The Audit Committee’s Charter

The Company has adopted an Audit Committee Charter, a copy of which can be found on the Company’s website at www.scandiummining.com.

Composition of the Audit Committee

The Committee is comprised of William Harris, Warren Davis, and James Rothwell. All of the Audit Committee members are considered to be financially literate in that each Committee member has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

William Harris has an understanding of the accounting principles used by the Company to prepare its financial statements.

Warren Davis has an understanding of the accounting principles used by the Company to prepare its financial statements.

James Rothwell has an understanding of the accounting principles used by the Company to prepare its financial statements.

Audit Committee Financial Expert

William Harris is the Chair and the “financial expert” of the Audit Committee. Mr. Harris is an independent director.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the Company’s Board has not failed to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

Reliance on Certain Exemptions

The Company has not relied on the exemptions contained in sections 2.4, 3.2, 3.3(2), 3.4, 3.5, 3.6, 3.8 or Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The audit committee has not adopted specific policies and procedures for the engagement of non-audit services. Subject to the requirements of NI 52-110, the engagement of non-audit services is considered by the Company’s Board, and where applicable the Audit Committee, on a case-by-case basis.

External Auditor Service Fees

The fees for services provided by Davidson & Company LLP to us in each of the fiscal years ended December 31, 2014 and 2015 were as follows:

Fees	2014	2015
Audit Fees	$38,600	$46,250
Audit Related Fees	$Nil	$Nil
Tax Fees	$19,250	$7,408
All Other Fees	$2,430	$Nil
Total	$60,280	$53,658

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

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(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Davidson & Company LLP (“Davidson”), Chartered Accountants, was appointed as SCY’s independent auditors in January 2008. Davidson served as SCY’s independent auditors for the fiscal year ended December 31, 2015, and has been appointed by the Board to continue as SCY’s independent auditor for the fiscal year ending December 31, 2016, and until the next annual general meeting of shareholders.

Representatives of Davidson are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although the appointment of Davidson is not required to be submitted to a vote of shareholders, the Board believes it appropriate as a matter of policy to request that shareholders ratify the appointment of the independent auditors for the fiscal year ending December 31, 2016. In the event a majority of the votes cast at the Meeting are not voted in favor of ratification, the adverse vote will be considered as a direction to the Board to select other auditors for the fiscal year ending December 31, 2016.

Section 10A(i) of the Exchange Act prohibits the Company’s independent auditor from performing audit services for the Company as well as any services not considered to be “audit services” unless such services are pre-approved by the Audit Committee of the Board, or unless the services meet certain de minimis standards.

Under the Company’s Audit Committee Charter, all non-audit services to be performed by the Company’s independent auditor must be approved in advance by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DAVIDSON & COMPANY LLP, CHARTERED ACCOUNTANTS AS SCY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016 AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THEIR REMUNERATION.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required.

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of our Named Executive Officers at least once every three years and to set the frequency of the vote at least once every six years.
[Note: Last date of advisory vote: December 11, 2013; Last date of vote on frequency: December 11, 2013].

The Company seeks to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the Company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. We believe that the Company’s Named Executive Officer compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

19

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation and Risk Committee or the Board. Although the vote is non-binding, the Compensation and Risk Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION AWARDED BY THE COMPANY TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE DISCLOSURES IN THIS PROXY STATEMENT AS REQUIRED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

SCY knows of no other matters that are likely to be brought before the Meeting. If, however, other matters not presently known or determined properly come before the Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

PROPOSALS OF SHAREHOLDERS

Meeting Materials sent to Beneficial Owners who have not waived the right to receive Meeting Materials are accompanied by a Voting Instruction Form (“VIF”). This form is instead of a proxy. By returning the VIF in accordance with the instructions noted on it, a Non-Registered Holder is able to instruct the Registered Shareholder how to vote on behalf of the Non-Registered Shareholder. VIF’s, whether provided by the Company or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Non-Registered Holders receiving a VIF cannot use that form to vote common shares directly at the Meeting - Non-Registered Holders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered. Should a Non-Registered Holder who receives a VIF wish to attend the Meeting or have someone else attend on his/her behalf, the Non-Registered holder may request a legal proxy as set forth in the VIF, which will grant the Non-Registered Holder or his/her nominee the right to attend and vote at the Meeting.

Proposals which shareholders wish to be considered for inclusion in the Proxy Statement and proxy card for the 2017 Meeting of Shareholders, including director nominees, must be received by the Secretary of SCY by December 1, 2016, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Division 7 of Part 5 of the Business Corporations Act (British Columbia). After this date, any shareholder proposal will be considered untimely. If the Company changes the date of next year’s annual meeting by more than thirty days from the date of this year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

ANNUAL REPORT ON FORM 10-K

A COPY OF SCY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 ACCOMPANIES THIS PROXY STATEMENT AND IS IN THE FORM ANNEXED TO THE PROXY STATEMENT AS SCHEDULE “A”. AN ADDITIONAL COPY WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL SHAREHOLDERS OR SHAREHOLDERS OF RECORD UPON REQUEST TO INVESTOR RELATIONS, SCANDIUM INTERNATIONAL MINING CORP. AT 1430 GREG STREET, SUITE 501, SPARKS, NEVADA, 89431.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the SEDAR website at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year, which will be available online at www.sedar.com.

20

Dated at Vancouver, British Columbia, this 21st day of April, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George Putnam
George Putnam
President

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APPENDIX “A”

FORM 10-K

A-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[ X ]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______________to _______________

000-54416
(Commission File Number)

Scandium International Mining Corp.
(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	98-1009717
(State or other Jurisdiction of Incorporation	(I.R.S. Employer
or organization)	Identification No.)

1430 Greg Street, Suite 501
Sparks, Nevada	89431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (775) 355-9500

Securities registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Shares without par value
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes  [  ]  No  [ X ]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes  [  ]  No  [ X ]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes  [ X ]  No  [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes  [ X ]  No  [  ]

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ]	Smaller Reporting Company [ X ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes  [  ]  No  [ X ]

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: $13,745,278 as at June 30, 2015.

Indicate the number of shares outstanding of each of the registrant’s classes of common equity, as of the latest practicable date: 225,047,200 common shares as at March 11, 2015.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's Proxy Statement for the Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K, which Proxy Statement is to be filed within 120 days after the end of the registrant's fiscal year ended December 31, 2015.

2

PART I

Note about Forward-Looking Statements

Certain statements contained in this registration statement constitute "forward-looking statements". Forward-looking statements may include, but are not limited to, statements with respect to the future price of commodities, the estimation of mineral resources, the realization of mineral resource estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, our ability to fund property acquisition costs, our ability to reach targeted time frames for establishing feasibility, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, our ability to raise funds necessary for ongoing and planned expenditures and operations, and regulatory approvals. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "scheduled", "estimates", "intends", "anticipates" or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would" or "will be taken", "occur" or "be achieved". Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Such factors may include, among others, risks related to our joint venture operations; actual results of current exploration activities or production technologies that we are currently testing; actual results of reclamation activities; future metal prices; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental or regulatory approvals or financing or in the completion of development activities, as well as those factors discussed in the section entitled "Risk Factors" and elsewhere in this registration statement. Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Glossary of Terms

“Company”, “SCY”, “we”, “us”, “our” and similar words of similar meaning refer to Scandium International Mining Corp.

$, A$, C$	mean respectively, United States dollars, Australian dollars and Canadian dollars.

Alteration	Usually referring to chemical reactions in a rock mass resulting from the passage of hydrothermal fluids.

Assay	An analysis to determine the presence, absence or quantity of one or more components, elements or minerals.

Core	The long cylindrical piece of a rock, up to several inches in diameter, brought to the surface by Diamond drilling.

Diamond drilling

A drilling method in which the cutting is done by abrasion using diamonds embedded in a matrix rather than by percussion. The drill cuts a core of rock, which is recovered in long cylindrical sections.

.
Fractures	Breaks in a rock, usually due to intensive folding or faulting.

Grade	The concentration of a valuable mineral within an Ore.

Hydrothermal	Hot fluids, usually water, which may, or may not carry metals and other compounds in solution to the site of mineral deposition or wall rock alteration.

Igneous	A rock formed by the cooling of molten silicate material.

Intrusion	A general term for a body of igneous rock formed below the surface of the earth.

Kg	Kilogram which is equivalent to approximately 2.20 pounds.

Km	Kilometer which is equivalent to approximately 0.62 miles.

Mineralization	A term used to describe the presence of minerals of possible economic value. Also used to describe the process by which concentration of economic minerals occurs.

Net Smelter Returns Royalty	A share of the net revenues generated from the sale of metal produced by a mine.

NI 43-101

National Instrument 43-101 – Standards for Disclosure of Mineral Projects, being the regulation adopted by Canadian securities regulators that governs the public disclosure of technical and scientific information concerning a mineral property.

Ore	A naturally occurring solid material from which a metal or valuable mineral can be profitably extracted.

Outcrop	An exposure of rock at the earth’s surface.

Pegmatite	Coarse-grained igneous rocks that often occur as wide veins cutting across other types of rock.

ppm	Parts per million.

Pyrite	Iron sulphide mineral. The most common and abundant sulphide mineral and often found in association with copper and gold.

Qualified Person

Means a Qualified Person as defined in National Instrument 43-101, including an engineer or geoscientist in good standing with their professional association, with at least five years of relevant experience.

Quartz	The second most common rock forming mineral in the earth’s crust. SiO2.

Resource	Means any of a measured, indicated or inferred resource as used in NI 43-101, and having the following meanings:

“measured resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“indicated resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resource” is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

For the purposes of the above a “mineral resource” means a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

(Please refer to “Item 3. Property - Cautionary Note To U.S. Investors Regarding Resource Estimates” in regards to the use of the above terms in this registration statement.)

Sulphide	A class of minerals characterized by the linkage of sulphur with a metal (such as Pyrite (FeS2)).

Tpd/Tpa	Tonnes per day/tonnes per annum.

Tonnes	A metric ton which is equivalent to approximately 2,204 pounds.

Sediments

The debris resulting from the weathering and breakup of other rocks that have been deposited by or carried by runoff, streams and rivers, or left over from glacial erosion or sometimes from wind action.

Vein	A geological feature comprised of minerals (usually dominated by quartz) that are found filling openings in rocks created by faults or replacing rocks on either side of faults or Fractures.

Volcanic rock	A finely crystalline or glassy Igneous rock resulting from volcanic actions at or near the earth’s surface.

ITEM 1.	BUSINESS

General

We were incorporated on July 17, 2006 under the laws of British Columbia, Canada under the name Golden Predator Mines Inc. We were incorporated as a wholly owned subsidiary of Energy Metals Corp. for the purpose of holding precious metals and certain specialty metals assets. In order to focus on specialty metals, during February 2009 we transferred most of our precious mineral assets to our then wholly-owned subsidiary Golden Predator Corp. and on March 6, 2009 we completed a spin-out of Golden Predator Corp. to our shareholders. Effective March 12, 2009, we changed our name to EMC Metals Corp. In order to reflect a new emphasis on mining for scandium minerals, effective November 19, 2014, we changed our name to Scandium International Mining Corp.

We are a reporting issuer in the Canadian Provinces of British Columbia, Alberta and Ontario and our common shares are listed for trading on the Toronto Stock Exchange under the trading symbol “SCY”.

Our head office is located at 1430 Greg Street, Suite 501, Sparks, Nevada 89431. The address of our registered office is 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8.

Our focus of operations is the development of the Nyngan Scandium project located in New South Wales, Australia (the “Nyngan Scandium Project”). We also hold a scandium/rare earth minerals property in Norway known as the Tørdal property.

Our plan of operation for the remainder of 2016 is to complete a definitive feasibility study (“DFS”) and an environmental impact statement (“EIS”) on our Nyngan Scandium Project, obtain the required environmental and mining permits and seek additional funding for project construction and corporate working capital. We will also continue to test and develop unique scandium recovery and finishing techniques.

Intercorporate Relationships

The chart below illustrates our corporate structure on December 31, 2015, including our subsidiaries, the jurisdictions of incorporation, and the percentage of voting securities held.

Recent History

Preliminary Economic Assessment

In October of 2014 we obtained an independent report of a preliminary economic assessment of our Nyngan Scandium Project entitled “NI 43-101 F1 Technical Report on the Feasibility of the Nyngan Scandium Project” prepared by Larpro Pty Ltd. of Brisbane, Australia. On May 20, 2015, we obtained an amended technical report (the “PEA”) titled “Amended Technical Report and Preliminary Economic Analysis on the Nyngan Scandium Project, NSW, Australia”. The effective date of the report, as amended, is October 10, 2014. The full report is available on our website. A summary of the report is provided herein under “ITEM 2. PROPERTIES – NYNGAN SCANDIUM PROJECT – Nyngan Preliminary Economic Assessment”.

Definitive Feasibility Study

During September 2015 we initiated an independent DFS on our Nyngan Scandium Project. The engineering firm Lycopodium Minerals Pty Ltd, of Brisbane, QLD, Australia, was selected to prepare the DFS which is expected to be completed in the first quarter of 2016. The DFS will include all elements of project description and design to generate an economic report suitable for seeking project construction financing in 2016. Process engineering and other project study elements will be advanced to a +/-15% accuracy level.

June 2014 Financing Transaction

On June 24, 2014 SCY entered into a $2.5 million loan facility with Scandium Investments LLC (“SIL”), a company owned by a US private investor group (the “2014 Loan”). The proceeds of the 2014 Loan were applied to pay a A$1.3 million final payment to Jervois Mining Ltd. (“Jervois”) required for SCY to acquire a 100% interest in the Nyngan Scandium Project pursuant to the terms of a settlement agreement. The balance of the proceeds of the 2014 Loan was applied to repay $1.2 million in maturing debt. The 2014 Loan had a maturity date of December 24, 2015.

In accordance with the terms of the 2014 Loan, the outstanding principal and interest automatically convert into an effective 20% joint venture interest in both our Nyngan Scandium Project and our exploration license, referred to as the Honeybugle Scandium property, at the time the Company meets a funding milestone (defined as raising $3.0 million in equity). The funding milestone was met on August 24, 2015 and the 2014 Loan has converted into a 20% ownership interest in EMC Metals Australia Pty Ltd (“EMC Australia”), with SCY holding an 80% ownership interest. EMC Australia holds our interests in the Nyngan Scandium Project and Honeybugle Scandium property. Under the terms of the 2014 Loan, upon conversion of the loan EMC Australia will be operated as a joint venture between SIL and SCY with SIL holding a carried interest in the Nyngan Scandium Project until the Company meets two development milestones: (1) filing a feasibility study on SEDAR, and (2) receiving a mining license on either joint venture property. At such time as the two development milestones are met, SIL becomes fully participating on project costs thereafter.

Completion of the development milestones by the Company, as described above, activates a second onetime, limited period option for SIL to elect to convert the fair market value of its 20% joint venture interest in the Nyngan Scandium Project and Honeybugle Scandium property into an equivalent value of the Company’s common shares, at then prevailing market prices, rather than continue with ownership at the project level.

Nyngan Scandium Project Acquisition

On February 5, 2010, SCY entered into an Exploration Joint Venture Agreement (“JV Agreement”) with Jervois Mining Limited (“Jervois”) of Melbourne, Australia (ASX: JRV) to co-develop the Nyngan scandium property (“Nyngan”), in New South Wales, Australia. The JV Agreement gave SCY the right to earn a 50% interest in a joint venture with Jervois for the purpose of holding and developing Nyngan, provided SCY met certain technical and financial milestones. SCY met all financial requirements and delivered evidence of technical milestone achievement to Jervois on February 24, 2012.

On February 27, 2012, Jervois formally rejected SCY’s claim to have met the earn-in conditions specified in the JV. The parties discussed and successfully reached an agreed settlement in February 2013 that resolved all issues in dispute. The terms of the binding settlement provided for the transfer of 100% ownership and control of the Nyngan Project, including the relevant exploration tenements and surface (freehold) land holdings, to the Company, in return for A$2.6 million in future cash payments. The settlement agreement also applied a production royalty on the Nyngan project of 1.7% of sales for products produced from the site, payable to Jervois. The royalty has a 12 year term from first production date, and a 10 tpa scandium oxide production minimum.

In June of 2014 the Company completed all settlement payments required under its agreement with Jervois and formal transfer of the Nyngan Project exploration licenses to SCY’s Australian subsidiary has been completed.

Business Operations

Company Summary

We are a mineral exploration and development company that is focused on the development of scandium, rare earth minerals, and other specialty metals, including nickel, cobalt, boron, manganese, tantalum, titanium and zirconium. We have not commenced development of any of our projects, and as a result we are an exploration stage company. We have not established mineral reserves on any of our projects.

Our principal project is the Nyngan Scandium Project located in New South Wales, Australia, which we own 80% of the rights to, including exploration licenses. In April of 2014 we also acquired an exploration license referred to as the Honeybugle Scandium property, a prospective scandium exploration property located 24 kilometers from the Nyngan Scandium Project.

We also hold 100% of the Tørdal Scandium/REE property exploration licenses located in Norway.

Corporate Objective and Strategy

Our corporate focus is to produce and sell scandium (Sc) and scandium-based products. None of our current properties has advanced to the development or production stage and we are currently an exploration stage company. In addition we do not currently have reserves on any of our properties. We have, however, completed an independently prepared preliminary economic assessment of the Nyngan Scandium Project and are conducting additional technical and assessment work for the purpose of preparing a DFS on the development of the scandium resource. Subject to a successful DFS, we intend to develop the Nyngan Scandium Project for production, with a view to supplying anticipated future demand for scandium oxide and scandium-content materials. For further information on the Nyngan Scandium Project, please refer to “Item 3. Properties - Description of Properties – Nyngan Scandium Project” and “Item 1A. Risk Factors”.

Concurrently with our analysis of the Nyngan Scandium Project, we are developing and testing unique mineral recovery techniques as well as techniques to produce high quality intermediate scandium-content aluminum alloy products. If effective at a commercial level, these mineral recovery techniques, scandia finishing techniques and intermediate product developments are expected to provide increased economic margins and returns on capital on any future scandium production.

Presently our recovery and finishing technology is completed to a degree that it supports engineering and flow sheet design for our +/- 15% DFS, although further development work will continue in both areas. There is no guarantee that we will be able to benefit from the commercial application of such techniques or that we will have scandium production in the future.

Global Scandium Production and Market

Scandium is the 31st most abundant element in the earth’s crust (average 33 ppm), which makes it more common than lead, mercury and precious metals, but less common than copper. Scandium has characteristics that are similar to rare earth elements, and it is often classified as a member of that group, although it is technically a light transition metal. Scandium occurs in nature as an oxide, rarely occurs in concentrated quantities because it does not selectively combine with the common ore-forming anions, and is very difficult to reduce to a pure metal state. Scandium is typically produced and sold as scandium oxide (Sc2O3), and is properly known as scandia.

Global annual production estimates of scandium range from 10 tonnes to 15 tonnes, but accurate statistics are not available due to the lack of public information from countries in which scandium is currently being produced. There are four known production sources globally today: stockpiles from the former Zhovti Voty uranium mine in Ukraine, the rare earth mine at Bayan Obo in China, apatite mines on the Kola Peninsula in Russia, and by-product production from titanium dioxide (TiO2) pigment refiners in China.

There is no reliable pricing data on global scandium oxide trading. The U.S. Geological Survey (“USGS”) in its latest report (January 2016) documents the 2015 price of scandium oxide (99.99% grade) at US$5,100/kg, essentially the same as their 2014 price estimate. Small quantities of scandium oxide are currently offered on the internet by traders for prices at this level, although product of slightly lower grade is commonly available at lower prices. Scandium oxide grades of 95% or greater are considered commercially suitable, with 99.9% grade used for electrical applications, and grades higher than 99.9% reserved for science and new technical applications. Scandium oxide grades of 95-98% are generally considered suitable for aluminum alloy applications.

Scandium oxide is typically traded in small quantities, between private parties, and pricing is not transparent to other buyers or sellers as there is no clearing facility as is more common with more commonly traded metals and commodities. Prices do vary, based on purity and quantity supplied. Small sale quantities tend to command premium prices, and large quantities (over one tonne) are simply not available to establish appropriate commercial pricing.

Scandium can also be effectively purchased in form of aluminum-scandium (Al-Sc) master alloy, typically containing 2% scandium by weight. This product is tailored for use in aluminum alloy production containing scandium. The 2016 USGS report indicates the 2015 price for Al-Sc 2% master alloy at US$220/kg. This 2015 price estimate represents a lower estimate than the 2013-2014 USGS average, and one very consistent with the 2011-2012 average.

Principal uses for scandium are in high-strength aluminum alloys, high-intensity metal halide lamps, electronics, and laser research. Recently developed applications include welding wire and fuel cells which are expected to be in future demand. Approximately 15 different commercial aluminum-scandium alloys have been developed, and some of them are used for aerospace applications. In Europe and the U.S., scandium-containing alloys have been evaluated for use in structural parts in commercial airplanes, high stress parts in automobile engines and brake systems, and high tension electrical wires. Military and aerospace applications are known to be of interest, although with less specificity. The combination of high strength and light weight makes aluminum-scandium alloys generally suitable for a number of applications where existing aluminum alloys made with other metals are used today.

Competitive Conditions

We compete with numerous other companies and individuals in the search for and the acquisition or control of attractive rare earth and specialty metals mineral properties. Our ability to acquire further properties will depend not only on our ability to operate and develop our properties but also on our ability to select and acquire suitable properties or prospects for development or mineral exploration.

In regards to our plan to produce scandium, there are a limited number of scandium producers presently. If we are successful at becoming a producer of scandium, our ability to be competitive will require that we establish a reliable supply of scandium to the market, delivered at purity levels demanded by various applications, and that our operating costs generate margins at prices that will be set by customers and competitors in a market yet to mature.

Governmental Regulations and Environmental Laws

The development of any of our properties, and specifically the Nyngan Scandium Project, will require numerous local and national government approvals and environmental permits. For further information about governmental approvals and permitting requirements, please refer to “Item 1A. Risk Factors”.

Employees

As at January 1, 2016, we have 4 full and part time employees and 2 individuals working on a consulting basis. Our operations are managed by our officers with input from our directors. We engage geological, metallurgical, and engineering consultants from time to time as required to assist in evaluating our property interests and recommending and conducting work programs.

ITEM 1A.	RISK FACTORS

In addition to the factors discussed elsewhere in this registration statement, the following are certain material risks and uncertainties that are specific to our industry and properties that could materially adversely affect our business, financial condition and results of operations.

Risks Associated with the Nyngan Scandium Project

There are technical challenges to scandium production that may render the project not economic.

There is no assurance that we will demonstrate economic viability on the Nyngan resource. The economics of scandium recovery are known to be challenging. There are very few facilities producing scandium and the existing scandium producers are secretive in their techniques for recovery. In addition, the recovery of scandium product from laterite resources, such as are found on the Nyngan property, has not been demonstrated at an operating facility. The Nyngan processing facility design, if constructed, will be the first of its kind for scandium production. These factors increase the possibility that we will encounter unknown or unanticipated production and processing risks. Should any of these risks become actual, they could increase the cost of production thereby reducing margins on the project or rendering the project uneconomic.

There is no guarantee that we will be able to finance the Nyngan Scandium Project for production.

Any decision to proceed with production on the Nyngan Scandium Project will require significant production financing. Scandium projects are uncommon, and economic and production uncertainty may limit our ability to attract the required amount of capital to put the project into production. If we are unable to source production financing on commercially viable terms, we may not be able to proceed with the project and may have to write off our investment in the project.

If we are successful at achieving production, we may have difficulty selling scandium. Scandium is characterized by unreliable supply, resulting in limited development of markets for scandium oxide. Markets may take longer to develop than anticipated, and Nyngan and other potential scandium producers may have to wait for products and applications to create adequate demand. Certain applications may require lengthy certification processes that could delay usage or acceptance. In addition certain scandium applications require very high purity scandium product, which is much more difficult to produce than lower grade product. If we commence production, our inability to supply scandium in sufficient quantities, in a reliable and timely manner, and in the correct quality, could reduce the demand for any scandium produced from our projects and possibly render the project uneconomic.

General Risks Associated with our Mining Activities and Company

We may not receive permits necessary to proceed with the development of a mining project. The development of any of our properties, including the Nyngan Scandium Project, will require numerous local and national government approvals, including environmental permits. Our ability to secure all necessary permits required to develop any of our projects is unknown until we make application for such permits. If we cannot obtain all necessary permits, the project cannot be developed, and our investment in the project will likely be lost. Our future market value will likely be significantly reduced to the extent one or more of our projects cannot proceed to the development or production stage due to an inability to secure all required permits.

Mineral Resource Estimates on our properties are subject to uncertainty and may not reflect what may be economically extracted. Resource estimates included for scandium on our Nyngan property are estimates only and no assurances can be given that the estimated levels of scandium minerals will actually be produced or that we will receive the metal prices assumed in determining our resources. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling and exploration results and industry practices. Estimates made at any given time may significantly change when new information becomes available or when parameters that were used for such estimates change. By their nature resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Furthermore, market price fluctuations in scandium, as well as increased capital or production costs or reduced recovery rates, may limit our ability to establish reserves at some future point on Nyngan, or on any of our properties. The extent to which resources may ultimately be reclassified as proven or probable reserves is dependent upon the demonstration of their profitable recovery. The evaluation of reserves or resources is always influenced by economic and technological factors, which may change over time. Accordingly, current resource estimates on our material properties may never be converted into reserves, or be economically extracted, and we may have to write off such properties or incur a loss on sale of our interest on such properties, which will likely reduce the value of our shares.

Our potential for a competitive advantage in specialty and rare metals production depends on the availability of our technical processing abilities, as currently provided by our Chief Technology Officer. We are dependent upon the personal efforts and commitment of Willem Duyvesteyn, our CTO, a director and significant shareholder of our company, for the continued development of new extractive technologies related to scandium and other rare and specialty metals production. The loss of the services of Mr. Duyvesteyn will likely limit our ability to use or continue the development of such technologies, which would remove the potential competitive and economic benefit of such technologies.

Our operations are subject to losses due to exchange rate fluctuation. We maintain accounts in Canadian and U.S. currency. Our equity financings have to date been priced in Canadian dollars. All of our material projects and non-cash assets are located outside of both Canada and the USA, however, and require regular currency conversions to local currencies where such projects and assets are located. Our operations are accordingly subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

We do not currently earn any revenue and without additional funding, we will not be able to carry out our business plan, and if we raise additional funding existing security holders may experience dilution.

As an exploration stage mining company, none of our principal properties are in operation and we do not currently earn any revenue. In order to continue our exploration activities and to meet our obligations on the Nyngan Scandium Project, we will need to raise additional funds. Recently, we have relied entirely on the sale of our securities to raise funds for operations. Our ability to continue to raise funds from the sale of our securities is subject to significant uncertainty due to volatility in the mineral exploration marketplace. If we are able to raise funds from the sale of our securities, existing security holders may experience significant dilution of their ownership interests and possibly to the value of their existing securities.

ITEM 2.	PROPERTIES

Cautionary Note to U.S. Investors Regarding Resource Estimates

Certain terms used in this section are those used in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Canadian requirements, including NI 43-101, differ significantly from the requirements of the SEC, and resource information contained herein may not be comparable to similar information disclosed by U.S. companies.

In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. The requirements of NI 43-101 for identification of “reserves” are not the same as those of the SEC, and reserves reported in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. We have not established reserves on any of our properties.

The SEC’s disclosure standards normally do not recognize information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards, in documents filed with the SEC. In addition, resources that are classified as “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not generally form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable.

Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures.

Accordingly, information concerning mineral deposits set forth herein may not be comparable with information presented by companies using only U.S. standards in their public disclosure.

Description of Mineral Projects

Nyngan Scandium Project

Property Description and Location

The Nyngan Scandium Project site is located approximately 450 kilometres northwest of Sydney, NSW, Australia and approximately 20 kilometres due west from the town of Nyngan, a rural town of approximately 2900 people. The deposit is located 5 kilometres south of Miandetta, off the Barrier Highway that connects the town of Nyngan to the town of Cobar. The license area can be reached via the paved Barrier Highway, which allows year-round access, but final access to the site itself is reached by clay farm tracks. The general area can be characterized as flat countryside and is classified as agricultural land, used predominantly for wheat farming and livestock grazing. Infrastructure in the area is good, with available water and electric power in close proximity to the property boundaries.

The Nyngan property is classified as an Australia Property for purposes of financial statement segment information.

The scandium resource is hosted within the lateritic zone of the Gilgai Intrusion, one of several Alaskan-type mafic and ultramafic bodies which intrude Cambrian-Ordovician metasediments collectively called the Girilambone Group. The laterite zone, locally up to 40 meters thick, is layered with hematitic clay at the surface followed by limonitic clay, saprolitic clay, weathered bedrock and finally fresh bedrock. The scandium mineralization is concentrated within the hematitic, limonitic, and saprolitic zones with values up to 350 ppm scandium.

The general location of the Nyngan Scandium Project is provided in Figure 1 below. The specific location of the exploration licenses that we may earn an interest in are provided in Figure 2 below.

NYNGAN
BARRIER HIGHWAY
EL8316
EL6096
BOGAN RIVER
RME Rangott Mineral Exploration
SCANDIUM INTERNATIONAL MINING CORP
EL8316 & EL6096
REGIONAL PLAN

Figure 2: Location of the Exploration Licenses for the Nyngan Scandium Project

Mineral License Details

The scandium resource is held under Exploration License (EL) 8316 (Block Number 3132, units d, e, j, k and Block no. 3133, unit f) and EL 6096 (Block 3132, unit p, and Block 3133, units l, m, r and s); a total of ten (10) graticular units. The exploration licenses allow the license holder to conduct exploration on private land (with landowner consents and signed compensation agreements in place) and public lands not including wildlife reserves, heritage areas or National Parks. The scandium resource is fully enclosed on private agricultural land.

The Company’s Australian subsidiary holds legal title to both the surface and mineral exploration rights on the Nyngan Scandium Project.

The exploration licenses cover 29.25 square kilometers (2,925 hectares). The resource site is located at geographic coordinates MGA zone 55, GDA 94, Lat: - 31.5987, Long: 146.9827, Map Sheets 1:250k – Cobar (SH/55-14) and 1:100k Hermidale (8234).

The project surface rights (freehold) total 810 acres (370 hectares) on a portion of the exploration license area. The freehold property boundaries are defined by standard land survey techniques undertaken by the Lands Department and currently presented in the form of Cadastral Deposited Plans (DP) and Lots. The land associated with the project rights is DP 752879, Lots 6 and 7 (Appendix 2, Lots 6 and 7 - Nyngan).

The Company is required to lodge individual A$10,000 environmental bonds with the NSW Mines Department for each license, and must meet total minimum work requirements annually of approximately A$65,000, covering both licenses. Annual property costs to the local Shire Council are under A$1,000 per year.

Royalties attached to the properties include a 1.5% Net Profits Interest royalty to private parties involved with the early exploration on the property, a 1.7% Net Smelter Returns Royalty payable to Jervois for 12 years after production commences, subject to terms in the settlement agreement, and a 0.7% royalty on gross mineral sales to a private investor. Another revenue royalty is payable to private interests of 0.2%, subject to a US$370k cap. A NSW minerals royalty will also be levied on the project, subject to negotiation, currently 4% on revenue.

Metallurgy Development

The Company has invested in and developed methodology for extracting scandium from the Nyngan property resource since 2010. A portion of the work done over this period has been superseded by work that followed, but subsequent test programs universally benefitted from prior efforts. In summary, the programs have been as follows:

•	2010 – The Company inherited work done on Nyngan from Jervois, and applied that work to a quick flowsheet and capital estimate done for management by Roberts & Schaefer of Salt Lake City, Utah;
•

2011 - The Company employed Hazen Research, Inc., of Golden, Colorado, USA (“Hazen”) to test acid baking techniques and solvent extraction (“SX”) processes with Nyngan resource material. The Company also employed SGS-Lakefield (Ontario) to test pressure acid leach techniques on Nyngan resource, as a replacement for or an enhancement to acid bake techniques done earlier in the year by Hazen;

•	2012 – The Company engaged SNC-Lavalin to do an economic study for management, utilizing an acid bake flowsheet and SX work from the Hazen test program;
•

2014 - The Company published a preliminary economic assessment (“PEA”) entitled NI 43- 101F1 Technical Report on the Feasibility of the Nyngan Scandium Project, authored by Larpro Pty Ltd, utilizing both Hazen and SGS-Lakefield testwork results; and

•	2015 – The Company amended and refiled the 2014 PEA Report as the “Amended Technical Report and Preliminary Economic Analysis on the Nyngan Scandium Project, NSW, Australia”.

Development Program Review

The first work phase of the metallurgy development program consisted of detailed metallurgical bench scale testing, and was intended to refine and enhance the Company’s existing material process flow sheet to extract scandium from the resource material. This existing flow sheet, developed by Jervois and external consultants, formed the basis of a preliminary, conceptual engineering report for the processing elements of the project that was completed by Roberts & Schaefer specifically for use by SCY management.

The Roberts & Schaefer report included capital and operating cost estimates, based on process flow sheets and technical reports previously done for Jervois or SCY on various metallurgical aspects of the resource.

These technical/process reports included work done by METCON, the CSIRO, and by others, proprietary to or sourced by Jervois or SCY. The bulk of the process applied by Roberts & Schaefer in their Report was defined by bench scale as well as small scale pilot plant work results compiled by others, and a preliminary flow sheet complied by the CSIRO.

This early stage Roberts & Schaefer Report was carried forward into the later metallurgical test work subsequently conducted by Hazen and the design work utilized in the SNC- Lavalin economic study presented to management in 2012.

In January 2011, SCY announced results of initial lab test work, independently prepared by Hazen. These results defined general results involving conventional contained acid leach systems and suggested recoveries from resource of up to 75%. No secondary recoveries were considered in these initial bench-scale tests.

The second phase of the Hazen test work program continued through July, and involved continuous pilot plant testing of the acid leach systems, solvent extraction systems and product finish systems identified by earlier CSIRO work. The overall objectives of the test work program were to define and optimize a process or series of processes that achieves an 80% scandium recovery, lowest possible capital and operating costs, and most benign environmental impact, using standard and accepted processes.

On January 19, 2012 we announced receipt an independent metallurgical test-work report, titled “Purification of Scandium Extracted from Laterite Ore”, outlining the results of a number of pilot-scale tests on Nyngan resource material, and estimated recoveries and grades of scandium oxide product. The report was independently prepared by Hazen and is the final in a series of three phases of semi-continuous pilot plant scale test-work completed by Hazen during 2011. Work was finalized in late November.

Highlights of the 2011 Hazen semi-continuous pilot plant test-work are as follows:

•	Results of conventional contained sulfuric acid bake and water leach systems, at atmospheric pressure, demonstrated scandium recoveries averaging 75%;
•	Results of conventional SX on the pregnant leach solution, demonstrated scandium recoveries exceeding 99%;
•

Results on final stage precipitation of scandium oxide (Sc O ), focused on highest combined purity and recovery, demonstrated scandium recoveries of 97.5%, at purity levels of 97.5% Sc O . Higher purity levels were achieved at lower recoveries;

•	Overall recovery results were 70% to 80%, based on ore type (limonite or saprolite); and
•	All process assumptions were based on standard and accepted techniques for ore preparation, leaching, solvent extraction and final product preparation.

In late 2011, the Company commissioned test work on high pressure acid leach (“HPAL”) processes, with both Hazen and SGS-Lakefield of Ontario, Canada. The initial HPAL work was applied to residue from the acid bake process sourced from the earlier Hazen test work, specifically to determine if additional scandium could be effectively recovered in a second pass with a pressure system. Those results were encouraging, and led to later test work in 2012-13 which applied HPAL techniques directly on the laterite resource material. No HPAL research results were included in the report and findings compiled for management by SNC-Lavalin in early 2012. However, the work that subsequently continued on HPAL, after that SNC Report was completed, has been incorporated into current engineering studies and flow sheet strategies for the Nyngan project. Existing HPAL work results were done to bench scale, and not to pilot scale, and are currently being followed up with further test work.

The Company is continuing test work on metallurgy to increase recoveries and final product grades.

In February, 2011 we announced results of a series of laboratory-scale tests investigating the production of aluminum-scandium alloys directly from aluminum oxide and scandium oxide feed materials, prepared by the CSIRO. The overall objective of this research was to demonstrate and commercialize the production of aluminum-scandium master alloy using impure scandium oxide as the scandium source, potentially significantly improving the economics of aluminum-scandium master alloy production.

Environmental Permitting Work

In April, 2011 SCY announced a general progress report on the project which outlined a series of environmental work steps designed to advance an Environmental Impact Study (“EIS”), the foundation environmental document required for a mining permit in the state. Work steps included both ground and surface water assessments, along with other assessments of Aboriginal, ecology, traffic, noise and air quality matters.

All of this work has subsequently been completed, including 8 water bores with ongoing test monitoring equipment, and reports on the various other targeted assessments, without material issues in any area. An aerial photography and contour mapping program was also completed, to support the feasibility study work regarding location of site facilities.

On January 18, 2012 SCY announced that that key elements of environmental site work on the Nyngan Scandium Project have been completed and a Conceptual Project Development Plan (“CPDP”) submitted to the NSW, Australia state regulators. The CPDP submission forms the basis for an EIS.

Specific EIS and property work, contained in the CPDP, completed by year end 2011 are as follows:

•	Draft ground water assessment study finalized and submitted to regulators;
•	Surface water assessment results favorable, State review ongoing;
•	Aboriginal heritage study finalized, no areas of significance;
•	Soils study finalized, no issues; and
•	Property aerial photography and contour mapping completed, location of site facilities defined.

Continuing EIS work underway are as follows:

•	License applications (6), for access to groundwater as generated from property water bores have been submitted;
•	Flora and fauna studies are ongoing; to date no significant issues have arisen; and
•	Traffic, noise and air quality baseline monitoring are ongoing.

The environmental work was performed under direction from R. W. Corkery & Co., (Orange, NSW, Australia), and formed part of the SNC-Lavalin Nyngan economic study.

Nyngan Preliminary Economic Assessment

On October 14, 2014, the Company announced completion of a report on a Preliminary Economic Assessment of the Nyngan project entitled, “NI 43-101F1 Technical Report on the Feasibility of the Nyngan Scandium Project”. As a result of a disclosure review by the British Columbia Securities Commission, an amended technical report (the “PEA”) titled “Amended Technical Report and Preliminary Economic Analysis on the Nyngan Scandium Project, NSW, Australia” was completed on May 20, 2015. The effective date of the report, as amended, is October 10, 2014.

The PEA was prepared by the engineering firm of Larpro Pty Ltd, of Brisbane, Australia, and supported by Mining One of Melbourne, Australia and Rangott Mineral Exploration Pty Ltd of Orange, Australia, and confirms the technical and economic potential of the Nyngan Scandium Project. The PEA has been independently prepared as a technical report on the form prescribed under NI 43-101 F1 and is available for public review on the Company’s website at www.scandiummining.com

The PEA is preliminary in nature and should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the Project have not been demonstrated at this time. While this PEA does not consider or include any inferred mineral resources, and does include only measured and indicated resources, it remains a preliminary analysis that is not sufficient to enable resources to be categorized as mineral reserves. Furthermore, there is no certainty that the PEA will be realized.

We advise U.S. investors that while the terms “measured resources,” “indicated resources” and “inferred resources” are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize these terms. U.S. investors are cautioned not to assume that any part or all of the material in these categories will be converted into reserves. It should not be assumed that any part of an inferred mineral resource will ever be upgraded to a higher category.

The PEA concludes that the Nyngan Scandium Project has the potential to produce 35,975 kilograms of scandium oxide (scandia) per annum, at grades of 97%-99%, generating an after-tax cumulative cash flow over a 20 year Nyngan Scandium Project life of $565 million, with an NPV10% of $175 million. The PEA also concludes the project can achieve this financial result with a conventional flow sheet, employing HPAL and solvent extraction (“SX”) techniques, which have been modeled and validated from METSIM modeling and bench scale/pilot scale metallurgical test work. Note that mineral resources that are not mineral reserves do not have demonstrated economic viability.

PEA Financial Highlights and Key Assumptions

The PEA concludes that the Nyngan Scandium Project has the potential for positive economics, based on a capital estimate supported by conventional process designs. The overall PEA level of accuracy is +/-30%. The PEA is expressed in US dollars (US$), unless otherwise noted. A foreign exchange rate of US$0.90 (1A$=US$0.90) to one Australian dollar (A$) was applied in all conversions. No escalation for inflation was assumed in cash flows. All cash flows and discounted cash flows (NPVs and IRRs) in this PEA are shown on an after tax basis, based on a 30% tax rate.

Highlights and key assumptions are as follows:

Table 1. Nyngan PEA Financial Highlights (October 10, 2014)

The above estimates of capital and operating costs are a component of a number of factors required to complete a preliminary assessment of the economic viability of the project, and there isno guarantee that the company will achieve production from the resource at Nyngan. There are currently no established reserves on the Nyngan Scandium Project.

PEA Mineral Resource Estimate

In March of 2010, a NI 43-101 technical report which outlined a resource estimate on the Nyngan Scandium Project was completed. The report, titled, “NI 43-101 Technical Report on the Nyngan Gilgai Scandium Project, Jervois Mining Limited, Nyngan, New South Wales, Australia”, was prepared by or under the supervision of Max Rangott (BSc). The PEA does not alter the existing Nyngan Scandium Project resource estimate, established in the 2010 technical report. The NI 43-101 measured and indicated scandium resource totals 12 million tonnes at an average grade of 261ppm scandium, from both limonite and saprolite resource material. The cut-off value of 100ppm used in the initial 2010 resource was reviewed as part of the PEA. While the input assumptions to the formula calculations are different from those assumed in 2010, the overall cut-off assumption for the combined limonite and saprolite resource generated by the formula was still considered reason nable, and has s not changed.

The PEA assumes that a portion of limonite-only resource, in one particular area of the overall resource, will provide a 20 year mining pit sufficient to supply the processing facility at a rate of 75,000 tpy and an average grade of 371ppm scandium. A 20 year mining pit design was developed from drill hole data in support of this assumption and included in the PEA.

The current Nyngan Scandium Project scandium mineral resource as calculated in the 2010 report by Rangott and accepted in the 2015 PEA, is as follows:

Table 2. Nyngan Scandium Resource (Effective Date February 9, 2010) (1)

Nyngan Project				Overburden
NI 43-101 Resource Summary	Tonnes	Grade	Cut-Off Sc	Ratio
Category		(ppm Sc)	(ppm Sc)	(t/t)

Measured Resource	2,718,000	274	100	0.81:1
Indicated Resource	9,294,000	258	100	1.40:1
Total Resource	12,012,000	261	100	1.10:1

NI 43-101 Technical Report on the Nyngan Gilgai Scandium Project, Jervois Mining Limited, Nyngan, New South Wales, Australia, dated March 2010, (Rangott Mineral Exploration Pty Ltd).

(1)    Mineral resources that are not mineral resources do not have demonstrated economic viability.

Note that the terms measured and indicated resources are not terms recognized in the United States under SEC rules and guidelines. See “Note to U.S. Investors Regarding Resource Estimates” above under “ITEM 2 – PROPERTIES”.

The cut-off level used to define the resource was established using a standard formula that considered scandium pricing, estimated costs of mining and processing, and overall recovery rates, as they pertained to markets and process understanding at the time. Processing methodology assumed acid leaching and solvent extraction systems, and mining assumed a shallow, surface mining operation consistent with drill results on the resource. Additional information on cut-off value assumptions, including pricing assumptions, is provided in the PEA, available on the Company’s website.

PEA Mining and Processing Assumptions

Mining represents a relatively minor part of the overall project activity, based on a plant feed of 240tpd or 75,000 tonnes per year requirement. Mine production is based on conventional open pit methods, strip ratios of 1.5:1 to 3:1 (overburden/resource), contract mining assumptions and mining activity in campaigns of one month, three times per year, avoiding the wet season. The plant will run continuously, fed from field and plant stockpiles of mined resource, and covered against moisture and weather.

The processing plant operations will size the input material, apply HPAL using sulfuric acid, and then recover the liberated scandium using SX, oxalate precipitation and calcination, to generate a finished scandium oxide product. The output of the plant is forecast at 35,975 kilograms of scandium per year, at grades between 97% and 99%, as Sc2O3. Product output will be refined to suitable grade for direct sales to end users, recognizing that grade varies based on application.

Plant tailings will be neutralized with lime to pH 8.5, dewatered, and stored in a permanent tailings facility which is subject to the environmental requirements of mining permits and NSW State regulators.

PEA Capital Cost Assumptions

Total capital costs for the Nyngan Scandium are estimated at $77.4M, which includes a 20% contingency. The majority (70%) of the capital cost in the PEA was Australian-sourced, and consequently, initially priced in Australian dollars, supported by direct vendor capital pricing. Concrete and steel costs have been estimated from concept drawings, and piping, electrical and instrumentation costs were estimated using standard industry factors. The capital cost estimate is considered to be +/-30% accuracy. Capital costs included in overall cash flow include $2M per year for sustaining capital items ($38M over full PEA term), and $3M in final reclamation costs in year 20. No salvage costs were assumed. On the basis that the resource is adequate for 45 years at the assumed grade, it is unlikely the project would be closed in year 20 if current assumptions remain viable.

Table 3. PEA Capital Cost Detail

PEA Operating Costs Assumptions

Operating costs were estimated based on metallurgical test work results and METSIM modelling quantities and requirements. The single most significant cost item in operating costs is sulfuric c acid, which is used in quantity and requires transport to site. The second most significant cost item is staff/labor cost. Reagents in total represent approximately 57% of total operating cash costs. Quantities were established through METSIM software outputs, and were 100% vendor-priced. The level of accuracy on the operating component costing in the PEA is +/-25%.

Operating cost details in the PEA are as follows:

Table 4. PEA Operating Costs, and Unit Costs Per kg Oxide

PEA Revenue Pricing Assumptions

The price assumption in the PEA is $2,000 per kilogram (kg), as an average price covering all products sold over various product grades. Current pricing is substantially above these levels, based on small unit quantities and varying grades. The pricing benchmark applied in the PEA was supported by limited current trading and pricing information, our discussions with potential customers, and the understanding that lower prices than scandium trades for today will be necessary to penetrate potential markets with significant sales tonnages in the future.

PEA Sensitivities Analysis

The Nyngan Scandium Project is most sensitive to changes in product pricing, and somewhat less sensitive to either operating cost or capital cost changes, as shown below.

Table 5. Profitability Sensitivities to Changes in Key Assumptions

PEA General Assumptions

The PEA is presented on a 100% ownership basis. As a result of the conversion of the 2014 Loan into a 20% joint venture interest at the project level in Nyngan, the Company currently holds an 80% interest in the Nyngan Scandium Project.

All cash flows and financial analyses have been presented on a 100% equity basis. No debt leverage has been assumed in providing capital for development. No inflation factors have been applied to future cash flows, making the discounted cash flow performance measures constant dollar figures. Had inflation been applied to future cash flow streams, the NPVs and IRRs would have been higher.

The PEA incorporated considerable metallurgical test work independently prepared for SCY over the previous four years, along with engineering, project design work and economic estimates done previously for SCY management. The PEA also utilized existing environmental and detailed mine planning work previously undertaken on the property, and previously incorporated in prior management studies. The PEA had the benefit of prior flow sheet designs, and results, but it did not compare previous designs. The batch autoclave HPAL design presented in the PEA was the only design considered.

PEA Conclusions and Recommendations

This PEA consolidates a significant amount of metallurgical test work and prior study on the Nyngan Scandium Project. The work demonstrates a viable, conventional process s flow sheet utilizing the HPAL leaching process, and good metallurgical recoveries of scandium from the resource. The metallurgical assumptions are supported by various bench and pilot scale independent test work programs that are consistent with known outcomes in other laterite resources. Combined with the capital cost estimate, the Nyngan Scandium Project exhibits robust financial outcomes.

The PEA recommends that project owners proceed to a full feasibility study, including additional test work to confirm certain key process variants. Those recommendations include:

•	Consider test work to support process changes that could reduce capital/operating costs;
•	Conduct a comparative study between batch and continuous autoclave systems;
•	Consider/test certain alternative reagents/techniques in the solvent extraction area;

•	Conduct test work to develop engineering parameters around the materials handling properties of the laterite resource as it relates to optimum sizing for best leach results; and
•	Conduct test work on pumping and settling properties of process slurries.

Definitive Feasibility Study

On September 10, 2015 the Company announced that it has selected the engineering firm Lycopodium Minerals Pty Ltd, of Brisbane, QLD, Australia (“Lycopodium”), to prepare a DFS on the Nyngan Scandium Project. The work is expected to be completed in the first quarter of 2016. The DFS will include all elements of project description and design to generate an economic report suitable for seeking project construction financing in 2016. Process engineering and other project study elements will be advanced to a +/-15% accuracy level.

While Lycopodium will coordinate the overall project, significant contributions will be sourced from other engineering groups and consultants who have been a part of previous reports, including Altrius Engineering Services Pty Ltd (Brisbane, QLD), Rangott Mineral Exploration Pty Ltd (Orange, NSW), Mining One Consultants (Melbourne, Victoria) and R.W.Corkery & Co. Pty Limited (Orange, NSW). Knight Piesold Pty Ltd (Brisbane, QLD) will contribute engineering services on tailings dams, geotechnical work, and surface water management.

The DFS will incorporate and be based on metallurgical test work independently prepared for the Company over the previous five years, along with engineering, project design work, environmental work on the property, mine planning and development work, and economic estimates done previously for management use, specifically as incorporated in the “Amended Technical Report and Preliminary Economic Assessment on the Nyngan Scandium Project, NSW, Australia”, effective date October 10, 2014, amended and restated issue date May 20, 2015.

The Nyngan Scandium Project DFS has been commissioned to be independently prepared in accordance with the requirements of NI 43-101 as applicable to the preparation of technical reports.

Nyngan Scandium Project – 2014 Drilling Program

On January 29, 2015, we announced assay results from a 14-hole resource drilling program at the Nyngan Scandium Project in NSW, Australia, conducted in October 2014. The 14 hole-program totaled 655 meters in the existing resource area. The program attempted 2 additional exploration holes, which were abandoned due to difficult drilling conditions. Highlights of the fourteen drill-hole program assay results follow:

•	Average scandium grade of 357ppm over 214 meters (200ppm cut-off);
•	Average scandium grade of 444ppm over 120 meters (300ppm cut-off);
•	Best results: 4 meters @ 795ppm, 5 meters @ 755ppm and 7 meters @ 721ppm;
•	Best individual 1 meter assay was 879ppm;
•	Lithium borate fusion (fusion) assay preparation demonstrated superior result to the traditional four acid method, as used on the resource estimate in 2010; and
•	These new assay results strongly support the average grade and location selected and included in the PEA on the Nyngan Scandium Project.

Drilling Program Details

The Company conducted and completed a 14-hole drill program in October, focused on a high grade section of the Nyngan Scandium Project, selected from within the area of the measured and indicated resource disclosed in the NI 43-101 technical report filed on SEDAR in March of 2010. This high grade zone of mostly indicated resource was the basis of a 20 year mine plan and scandium grade assumptions used in the PEA on the Nyngan Scandium Project. This latest drill program was designed to infill certain areas to 50 meter centers (from 100 meter centers), and to provide better information on pit limits as defined in the PEA. The program was conducted using a conventional rotary air core drill rig, which captured over five tonnes of chip sample material, for assay, and for fresh resource material to support ongoing metallurgical test work programs. Holes were vertically drilled, so interval widths in the results table below represent true widths.

The Company assayed all 14 new holes with both four acid digestion, and also by fusion digestion techniques, followed in each case by ICP-AES metal assays. The Company notes that fusion digestion results generally deliver higher scandium assays than the four acid digestion method, traditionally used in nickel and cobalt assay work. We believe the fusion technique generates a truer assay result, because acid digestion of scandium within limonite-hosted mineralization can be incomplete, particularly at higher grades, and flux digestion by high temperature fusion produces a more homogeneous sample for analysis. We intend to rely on and utilize fusion digestion techniques going forward to support our mine planning and advanced economic and development studies.

The limonite-only assay results presented in the summary table below are based on a 200ppm scandium cut-off value, A saprolite resource underlays the limonite, is generally lower in grade, requires somewhat different processing techniques than limonite for optimal recovery, and is not planned for early extraction and processing by the Company. Each hole in the drill program was completed to bedrock, including both limonite and saprolite resource. Saprolite was present in 13 of the 14 holes drilled.

This application of a higher limonite cut-off value of 200ppm is consistent with the PEA assumptions on initial production from the top layer limonite resource. The results presentation is also consistent with the company focus on an initial pit configuration in a higher grade zone of resource. The area of this recent drill result corresponds to the area delineated by the 20 year PEA operating area, and in fact expands beyond that area.

Assay results were taken over each meter of drilling material, and only continuous intervals have been included in the summary table. Reporting intervals above cut-off were established based on fusion results, and the presentation table then applied those same intervals to both fusion and four acid assays for comparability. The generally higher fusion results generated wider resource intervals above cut-off grade, resulting in inclusion of some below cut-off grade assays into the four acid results presented in the table below.

Detail limonite-only results for each drill hole were as follows:

Table 6. Drill hole Limonite Results

The location of the 14-hole drill program is as follows:

Drill Program QAQC standards

SCY employed an independent local geological consulting and drill supervisory team, Rangott Mineral Exploration Pty. Ltd., (“RME”) of Orange NSW, Australia, to manag ge the drill work on-site. Bulk samples of drill returns were collected at one meter intervals from a trailer-mounted cyclone and splitter for one reported hole - EMCG-01, and a separate RME three-tier riffle sp plitter was used on site for holes EMCG-09, EMCG-10 and EMCG-16, due to moisture. Assay samples ranged from 0.4 - 4.7 kg in weight. Individual sample identifiers were cross-checked during the process. The individual assay samples were double-bagged and held in RME’s possession while in the field, prior to transport and storage at RME’s office in Orange. RME personnel checked/validated the sequence of sample numbers, and submitted the samples to Australian Laboratory Services’ (“ALS”) laboratory in Orange, NSW. The remainder of bulk samples were sealed in the field in heavy polyethylene bags and transported by RME to a secure site at Orange for long-term storage or further use in metallurgical test work.

ALS/Orange dried and weighed the received assay samples, and pulverized the entire sample to 85% passing 75 microns or better (technique PUL-21). 50 g bags of the pulps were then split off and sent to the ALS laboratory at Stafford in Brisbane, Queensland for analysis. ALS/Brisbane analyzed the pulps for scandium, nickel, cobalt, chromium, iron, magnesium, manganese, aluminum and calcium, using Inductively Coupled Plasma Atomic Emission Spectroscopy (ICP-AES) after a four acid digestion (technique ME-ICP61). The 4-hole results were also repeat-tested, only for scandium, using a lithium borate fusion digestion technique, followed by similar ICP-AES assay. The lower detection limit for scandium using either technique is 1ppm. RME included one commercial standard sample and three high-grade scandium pulps from previously analyzed batches, for quality control; and also included one duplicate sample from each hole in the batch. For internal quality control, ALS/Brisbane added additional standard samples (for repeat analyses), blank samples and duplicate samples to the batch.

Patent Application Filings

On February 17, 2015 the Company announced the filing of five patent applications with the US Patent Office that correspond to novel flowsheet designs for the recovery of scandium from laterite resource material. All five of these patents are directly applicable to our Nyngan Scandium Project, although one of the five patents pertains to downstream product design.

The five patent applications are titled as follows:

1.	Systems and methodologies for recovering scandium values from mixed ion solutions;
2.	Systems and methodologies for direct acid leaching of scandium bearing laterite ores;
3.	Solvent extraction of scandium from leach solutions;
4.	Systems and processes for recovering scandium values from laterite ores; and
5.	Scandium-containing master alloys and method for making the same.

Patent Applications Discussion:

•	These patent applications cover novel, unique flowsheet designs, applicable to scandium extraction, from scandiferous laterite resources;
•	The patented designs are largely supported by test work done with Nyngan Scandium Project resource material and known design parameters;
•

The patents cover HPAL system material flows, SX, ion exchange systems (“IX”), atmospheric tank and heap leaching systems and techniques, and processes for directly making select master alloys containing scandium;

•	The designs will be part of a DFS, scheduled for 2015; and
•	The master alloy patent application uniquely integrates planned flowsheet design and downstream product development, either by SCY or with future customers.

These five patent applications have been filed with the US Patent Office, with dates of record from September 2014 to February 2015. They protect the Company’s position and rights to the intellectual property (IP) contained and identified in the applications as of the date filed, within the worldwide jurisdiction limits of the US patent system. Review by the US Patent Office takes further time, but the dates of record define the basis of IP ownership claims, as is generally afforded US patent-holders.

The Company intends to utilize the IP contained in these process patents in the development of process flowsheets for recovery of scandium from its Nyngan Scandium Project.

The Company believes that patent protection of these specific, novel process designs will be granted. Many of the basic design elements contemplated in the Nyngan Scandium Project flowsheet are commonly applied to other specialty metals, particularly nickel. However, the application of these basic design elements has not been commonly applied to scandium extraction from laterite resources, and there are enough intended and required operational differences in the application to permit the Company to patent-protect IP on those differences.

These patent claims are the result of several years of metallurgical testwork with independent resource laboratories and specific design work by Willem Duyvesteyn, the Company’s Chief Technology Officer, using Nyngan property resource material. This work is ongoing. Patent protection on flowsheet intellectual property will serve to limit or prevent the unauthorized use of that IP by others, without the Company’s consent. We believe these filings are an important action to protect the ownership of a Company asset, on behalf of all SCY shareholders.

ALCERECO MOU and Offtake Agreements

On March 30, 2015, the Company announced that it had signed a memorandum of understanding (the “MOU”) with ALCERECO Inc. of Kingston, Ontario (“ALCERECO”), forming a strategic alliance to develop markets and applications for aluminum alloys containing scandium. To further that alliance, and to reinforce the capability of both companies to deliver product developed for Al-Sc alloy markets, SCY and ALCERECO also signed an offtake agreement (the “Offtake Agreement”) governing sales terms of scandium oxide product (scandia) produced from the Nyngan Scandium Project. The Offtake Agreement specifies deliveries of scandium oxide product commencing in early 2017.

Scandium as an alloying agent in aluminum allows for aluminum metal products that are much stronger, more easily weldable and exhibit improved performance at higher temperatures than current aluminum based materials. This means lighter structures, lower manufacturing costs and improved performance in areas that aluminum alloys do not currently compete.

•	The MOU covers areas of joint cooperation and development of aluminum alloys that contain and are enhanced by the addition of scandium;
•	The MOU recognizes the specialized capabilities ALCERECO holds for the design, manufacture, and testing of Al-Sc alloy materials;
•	The Offtake Agreement outlines standard sale terms on 7,500 kg of scandia per annum, for a term of three years beginning in 2017, which can be extended; and
•	The Offtake Agreement contains both fixed and variable pricing components, which are subject to confidentiality.

ALCERECO is an advanced materials development company that provides services and specialty processing capabilities to companies innovating in a diverse range of markets, including aerospace, automotive, electronics and consumer/sporting goods. ALCERECO staff work with a range of materials and processes and have the tools and knowledge to take on leading-edge projects such as development of aluminum-scandium alloys, specialty ceramics, composites and graphene enhanced materials. ALCERECO has a particular focus on lightweight materials capable of delivering greater strength, functionality and exceptional performance.

ALCERECO operates out of the Grafoid Global Technology Centre in Kingston, Ontario that was originally founded by Alcan Aluminum in the 1940s. ALCERECO is a Canadian private company, and a wholly-owned subsidiary of Ottawa-based Grafoid Inc., a graphene application development company.

Nyngan Scandium Project - Planned Activities for 2016-2017

The following steps are planned for Nyngan during the 2016 and 2017 Calendar years:

•	Complete and file an EIS on the Nyngan Scandium Project in Q1 2016;
•	Complete an advanced stage economic study (the DFS) with a +/- 15% accuracy level, scheduled for completion during the first quarter of 2016, and filed on SEDAR in the second quarter of 2016;

•	Make formal application for a mining license pertaining to the Nyngan Scandium Project with NSW Mines Department in Q1 2016;
•	Pursue additional offtake agreements in support of planned future scandium sales;
•	Seek project financing to fund the construction of the Nyngan Scandium Project for drawdown after the granting of a mining license from NSW for the mine development;
•	Commence site construction during in 2017, with anticipated construction completion over 12 months, targeting year-end 2017; and
•	Initiate project commissioning in Q1 2018, with product available for sale by the end of Q1 2018.

Honeybugle Scandium Property

On April 2, 2014 the Company announced that it had secured a 100% interest in an exploration license (EL 7977) covering 34.7 square kilometers in New South Wales (NSW), Australia referred to as the Honeybugle Scandium property. The license area is located approximatelly 24 kilometers west-southwest from SCY’s Nyngan Scandium Project. The license area covers part of the Honeybugle geologic complex, and will carry that name in our future references to the property. The ground was released by the prior holder, and SCY intends to explore the property for scandium and other metals.

The Company currently does not consider the Honeybugle Scandium prop perty to be a material property at this time. No resources or reserves are known to exist on the property. The property is classified as an Australian property for purposes of financial statement segment information.

The location of the Honeybugle Scandium property is provided below.

Honeybugle Drill Results

On May 7, 2014 the Company announced completion of an initial program of 30 air core (AC) drill holes on the property, specifically at the Seaford anomaly, targeting scandium (Sc). Results on 13 of these holes are shown in detail, in the table below. These holes suggest the potential for scandium mineralization on the property similar to our Nyngan Scandiu um Project.

Highlights of initial drilling program results are as follows:

•	The highest 3-meter intercept graded 572 ppm scandium (hole EHAC 11);
•	EHAC 11 also generated two additional high grade scandium intercepts, grading 510 ppm and 415 ppm, each over 3 meters;
•	The program identified a 13-hole cluster which was of particular interest;
•

Intercepts on these 13 holes averaged 270 ppm scandium over a total 273 meters at an average continuous thickness of 21 meters per hole, representing a total of 57% (354 meters) of total initial program drilling;

•	The 13 holes produced 29 individual (3-meter) intercepts over 300 ppm, representing 31% of the mineralized intercepts in the 273 meters of interest; and
•	This initial 30-hole AC exploratory drill program generated a total of 620 meters of scandium drill/assay results, over approximately 1 square kilometer on the property.

The detail results of 13 holes in the initial drill program are as follows:

Table 7. Results of 13-Hole Initial Drill Program

Honeybugle 30 Hole Drill Program - April 2014 Target-Scandium
	Honeybugle		From	To	Intercept	Total
Drill Hole	Drill	Hole	(meter	(meter	Length	Scandium
Number	Area	Type	depth)	depth)	(meters)	Grade (ppm)
EHAC 1	Seaford	Explore (AC)	21	42	21	218
		including	27	36	9	262
EHAC 2	Seaford	Explore (AC)	0	12	12	300
		including	0	9	9	333
EHAC 3	Seaford	Explore (AC)	3	12	9	295
		including	6	9	3	352
EHAC 5	Seaford	Explore (AC)	0	15	15	244
		including	12	15	3	333
EHAC 6	Seaford	Explore (AC)	0	24	24	185
		including	0	9	9	214
		including	18	24	6	214
EHAC 7	Seaford	Explore (AC)	9	51	42	225
		including	15	42	27	220
		including	42	51	9	252
EHAC 9	Seaford	Explore (AC)	6	27	21	272
		including	9	24	15	350
EHAC 10	Seaford	Explore (AC)	0	18	18	251
EHAC 11	Seaford	Explore (AC)	0	30	30	369
		including	9	15	6	461
		including	21	24	3	572
EHAC 12	Seaford	Explore (AC)	0	21	21	177
EHAC 26	Seaford	Explore (AC)	0	21	21	309
	Seaford	including	3	18	15	343
EHAC 28	Seaford	Explore (AC)	0	18	18	344
	Seaford	including	3	15	12	363
EHAC 29	Seaford	Explore (AC)	3	21	18	316
		including	9	18	9	396
Assumes 175 ppm cut-off grade

Seaford is characterized by extensive outcrops of dry, iron-rich laterites, allowing for a particularly shallow drill program. Thirty (30) air core (AC) holes on nominal 100-meter spacing were planned, over an area of approximately 1 square kilometer. Four holes were halted in under 10 meters depth, based on thin laterite beds, low scandium grades, and shallow bedrock.

The 13 holes highlighted in the table are grouped together on either side of Coffills Lane, and represent all of the drill locations where meaningful intercept thicknes ss generated scandium grades exceeding 175 ppm. Some of these 13 holes showed significant scandium values on the immediate surface, and alternately, other holes exhibited favorable scandium grades that began at shallow depth. The highest grade Sc sample was found in a 21-24 meter interval (572 ppm), althoug gh several holes produced better than 350 ppm Sc intercepts at depths of under 9 meters. The deepest hole (EHAC 7) was drilled to 57 meters, showing good scandium grades over a 12-meter horizon (245 ppm) near the bottom of the hole, from 39 to 51 meters depth. Higher scandium grades were associated with higher iron levels. Holes were drilled to a depth where they contacted the fresh ultramafic bedrock, which generally signaled the end of any scandium enrichment zones.

The drill plan divided Seaford into four sub-areas, 1-4, as highlighted Figure 5, below. Area 1 was relatively higher ground and therefore the least impacted by ground moisture. Consequently this dryer area received the greatest attention, although that had been the general intention in the plan. Area 1 received 17 holes, with 13 presented in detail in the table ab bove. Areas 2-4 were each intended as step-out areas that need to be further examined in the next program. The three step-out areas did not generate results of particular note, although hole locations were not optimal due to ground conditions and access.

•	Area 2 received 3 holes, 60 meters total, and generated Sc grades from 45-75 ppm,
•	Area 3 received 4 holes, 87 meters total, and generated Sc grades from 47-122 ppm,
•	Area 4 received 5 holes, 72 meters total, and generated Sc grades from 60-101 ppm, and
•	The average depth of all of these holes was 18 meters, with the deepest 30 meters.

This 13-hole cluster (Area 1) was noted to be in a relatively thick laterite zone which was constrained to the west by contact with meta-sediments, to the east by fresh ultramafic bedrock, and to some extent in the north by a poor intersection result in hole 30. Area 1 remains somewhat open to the south, with the two southern-most holes (EHAC 9 and EHAC 29) generating some of the best scandium grade intercepts in the area.

The surface and near surface mineralization at this property is an advantage, both in locating areas of interest for future exploration work, and also because of extremely low overburden ratios. This particular characteristic for the Honeybugle Scandium property is different to our Nyngan Scandium Project, where mineralization is typically covered by 10-20 meters of barren alluvium.

Further drilling at Seaford is warranted, based on the results of this introductory and modest program, specifically to the north and south of the existing area 1 drill pattern, along with investigation and select drilling at the other three remaining anomalies on the property.

Qualified Person and Quality Assurance/Quality Control

John Thompson, B.E. (Mining); Vice President - Development at SCY is a qualified person as defined in NI 43-101 and has reviewed the technical information on this property. The drilling, sampling, packaging and transport of the drill samples was carried out to industry standards for QA/QC. SCY employed an independent local geology consulting and drill supervisory team, Rangott Mineral Exploration Pty. Ltd., (RME) of Orange, NSW, Australia, to manage the drill work on-site. Bulk samples of drill returns were collected at one metre intervals from a cyclone mounted on the drilling rig, and a separate three-tier riffle splitter was used on site to obtain 2.0 -4.5kg composite samples collected over 3 metre intervals, for assay. Individual sample identifiers were cross-checked during the process. The assay samples were placed in sealed polyweave bags which remained in RME’s possession until the completion of the drilling program, at which time they were transported to RME’s office in Orange. There, the sequence of sample numbers was validated, and the assay samples were immediately submitted to Australian Laboratory Services’ (ALS’) laboratory in Orange. The remnant bulk samples, which were collected in sealed polythene bags, were transported by RME to a local storage unit at Miandetta, for long-term storage.

ALS/Orange dried and weighed the samples, and pulverized the entire sample to 85% passing 75 microns or better (technique PUL-21). These 50g sample bags of pulps were then sent to the ALS laboratory at Stafford in Brisbane, Queensland for analysis. ALS/Brisbane analyzed the pulps for scandium, nickel, cobalt, chromium, iron and magnesium, using Inductively Coupled Plasma Atomic Emission Spectroscopy (ICP-AES) after a four acid (total) digestion (technique ME-ICP61). The lower detection limit for scandium using this technique is 1ppm. For their internal quality control, ALS/Brisbane added 4 standard samples (for 20 repeat analyses), 10 blank samples and 16 duplicate samples to the batch. Please see news release see news release dated May 7, 2014 and available on www.sedar.com for further information on the Honeybugle drill results.

Tørdal Property

During 2011 we entered into option agreements with REE Mining AS of Norway, to obtain exploration rights to several properties located in central and southern Norway. Based on exploration results and holding costs, the Tørdal property holding was retained but all other Norway properties were subsequently dropped. The Tørdal agreement was renegotiated to secure a 100% ownership position for SCY. The 90 sq km Tørdal exploration property is prospective for a grouping of specialty metals, and rare earth elements, including scandium, yttrium, tantalum, beryllium, niobium, zirconium, titanium, lithium, nickel and tin.

The Company currently does not consider the Tørdal property, located in Norway, to be a material property at this time. No resources or reserves are known to exist on the property. The property is classified as the Norway Property for purposes of financial statement segment information.

The location of the Tørdal property is provided in Figure 6 below.

2012 Tørdal Field Exploration

On February 14, 2013 we announced promising results from field exploration work on the Tørdal property during the summer and fall months of 2012, focussed on scandium-bearing pegmatites. The 2012 work included independent assay results of pegmatite rock samples taken from one specific property area, and also includes an extensive pegmatite mapping program covering approximately 30 sq km. The assay results indicated the presence of high levels of scandium and various rare earth elements (REE’s), including heavy rare earth elements (HREE’s) in particular. Field XRF readings indicated elevated scandium content in hundreds of large and small pegmatite bodies found and mapped in the reconnaissance area.

Highlights of the results of the 2012 field exploration are as follows:

•	Tørdal 2012 assays of pegmatite rocks show presence of both scandium and REE’s;
•	Best scandium assays exceed 1,600 ppm;
•	Promising HREE assay results from pegmatites with gadolinite mineralization;
•	Host rock mineralization points to higher grade scandium or HREE contents;
•	2012 summer exploration program mapped and sampled over 300 pegmatites;
•	A total of 1,940 Niton XRF scandium readings were taken on whole rock samples; and
•	Overall program results at Tørdal are very encouraging and warrant expanded exploration.

Assay Results of Grab Samples at Tørdal

The 2011 summer exploration program on the Tørdal property consisted of reconnaissance, surface soil sampling, and limited pegmatite mapping work in a relatively small area north of the village of Kleppe, in Southern Norway.

As a follow-on from that 2011 program, the company then returned to the same area and conducted a series of ‘blasts’, using small explosive charges to generate whole rock samples on select exposed pegmatites, at the locations of the best soil sample results. The exploration team planned 9 blasts and conducted 8, on 5 different pegmatite bodies, from which they assembled 23 grab samples for analysis and assay by OMAC Laboratories in Ireland. Assay results on these samples were received in Q1 2012—in time to help formulate the 2012 summer/autumn season pegmatite mapping program, conducted on a much wider area.

Independent assay results on 20 of the 23 samples, covering all 5 targeted pegmatites, are shown below.

Table 8. Independent Assay Results

	Sample Location		Rare Earth Assay Results			Scandium
Sample Type	Sample ID #	Blast ID #	HREE ppm	TREE ppm	% HREE	Sc ppm
	TD1	7	307	427	72.0%	38
	TD2	7	142	204	69.7%	334
Whole Rock	TD3	3	104	138	75.0%	86
Samples	TD5	4	460	533	86.4%	111
	TD6	2	177	223	79.3%	67
	TD7	9	180	219	82.0%	26
	TD8	8	935	1,028	90.9%	77
	TD9	7	130	171	75.8%	568
Select	TD10	3	92	123	74.5%	665
Mica-Phase	TD11	9	159	191	82.8%	1,459
Samples	TD13	1	52	59	88.1%	853
	TD15	3	724	883	81.9%	1,690
Select	TD17	8	1,581	1,656	95.5%	141
Garnet-Phase	TD18	7	305	357	85.6%	23
Samples	TD19	2	2,443	2,789	87.6%	246
	TD21	2	722	860	84.0%	150
Select	TD14	1	227,500	266,430	85.4%	26
Gadolinite-	TD22	3	162,500	186,480	87.1%	64
Phase	TD23	location 32	267,400	313,530	85.3%	<1
NOTE: All blast samples taken from Kleppe area (Area 1), total of 5 unique pegmatites

Note: Assay results are as-reported elemental assay results from OMAC Laboratories, and are not converted to oxide equivalent (REO & Sc2O3). Heavy rare earth elements abbreviated “HREE”; and include Yttrium;Total rare earth elements abbreviated “TREE”.

The numbered assay samples were formed either by random selection of fresh (un-weathered) whole rock material broken loose from individual pegmatite bodies, or alternatively, based on selectively collecting fresh rock material that was clearly (1) garnet-laden, (2) mica-laden, or showed clear visible (3) gadolinite mineralization. Gadolinite is a beryllium and rare earth-bearing mineral with the chemical formula [(Ce,La,Nd,Y)2FeBe2Si2O10]. The intent was to determine from assay results if certain visible mineralization correlated to the presence and concentrations of target elements; specifically scandium, rare earth elements (REE’s), or other metals of interest and value.

The results in the assay table indicate that all of the selected pegmatites contain interesting levels of both REE’s and scandium. In general, all of the pegmatites contained both target elements, while the mica phase appears to hold the higher scandium concentrations with small REE additions, and the gadolinite phase holds the highest REE concentrations and small scandium additions. The presence of garnet material in samples tended to generate interesting but moderate values for both REE’s and scandium. Assay work was designed to identify 30 specific elements, including all 16 REE elements plus scandium, and the relative concentration of heavy REE’s was of particular interest. The mica and garnet grab sample materials had generally only trace levels of thorium and uranium (average <15 ppm), while the gadolinite grab sample materials had thorium levels between 2,500-5,000 ppm, and uranium levels between 500-1,300 ppm. A full table of OMAC assay results related to these 23 sample analyses is available on the Company website at www.scandiummining.com.

Reconnaissance Results – Extended Pegmatite Mapping Program at Tørdal

Following on from the 2011 work and the 2012 assay results, we conducted an expanded 2012 summer work reconnaissance program at both Tørdal and Evje-Iveland, from July through October. The goals of the 2012 program were to develop detailed mapping of outcropping pegmatite fields over a much broader area than the 2011 program, while also conducting field sampling of scandium mineralization on those pegmatites using a hand-held Niton XRF Analyzer.

The 2012 program concentrated on five separate areas (approximately 30 sq km) as can be seen in the map below:

A total of 1,940 Niton XRF readings were logged on whole rock and pegmatite mineral separates, logged against individually mapped and numbered pegmatite bodies. The XRF readings ranged up to +6,000 ppm scandium (on a mineral separate), and averaged 661 ppm on 1,504 total logged readings above the instrument’s 20 ppm detection limit. XRF readings focussed on scandium data collection only, although the team diligently noted the visible presence of gadolinite and amazonite mineralization.

The reader is cautioned that hand-held Niton XRF readings are not the same as laboratory assays, and are not NI 43-101 compliant with regard to estimating resource grades. However, the Company is confident that these data readings are highly useful in confirming and shaping the next stage of the exploration program on this property.

A summary of results by area is as follows:

•	Area 1 (Kleppe); Mapped more than 50 pegmatite bodies. Best average XRF Sc readings from 1,000-1,500 ppm, some very large surface expressions. Gadolinite present.
•	Area 2 (Heftetjern); Partially mapped more than 40 pegmatite bodies, many large surface expressions, green amazonite mineralization. Better XRF Sc readings from 500-1,500 ppm.
•	Area 3 (Solli); Mapped numerous large and small pegmatites. Generally lower XRF Sc readings, ranging 300-700 ppm. Red feldspars, quartz and gadolinite mineralization present.
•	Area 4 (South Kleppsvatn); Partially mapped large area containing more than 80 pegmatites, generally mica-based. Typical XRF Sc readings in the 300-900 ppm range, with some reaching 1,500 ppm Sc.
•	Area 5 (Buvatn); Partially mapped, numerous pegmatite bodies, some very large. Typical XRF Sc readings in the 300-1,000 ppm range. Old feldspar quarries, amonizite mineralization present.

Next Steps in Norway Exploration Program

The Company mapping and sampling work has confirmed that much of the Tørdal property is heavily populated with complex, near-surface pegmatite bodies. Based on hand-held XRF readings and mineralogy, these pegmatites show excellent promise for significant scandium enrichment, particularly within bodies containing micas, and for REE mineralization where the rare earth silicate gadolinite is present. Based on the results of 2012 exploration work, planning for future exploration work is under consideration, but is dependent on the Company’s ability to adequately fund further exploration work. The priority project is the Nyngan Scandium Project, so funding for further exploration in Norway is specifically subject to adequate prior funding of Nyngan.

Qualified Person and Quality Assurance/Quality Control

Sampling methods followed industry quality control standards. Mr. Kjell Nilsen, an independent geologist consultant currently employed by SCY, conducted the reconnaissance and sampling on the property. Individual whole rock grab samples were collected by hand shovel, from areas where blasted material could be seen to have come from blast points on pegmatite bodies. The assayed samples were individually bagged, sealed, logged on the grid map as to location, boxed in a container suitable for mailing, and sent by express mail to OMAC Laboratories Limited in Galway, Ireland for testing. Assay testing on the samples utilized an ICP-MS spectrometer (Inductively Coupled Plasma-Mass Spectrometry) to test for numerous elements, specifically scandium. The numerous Niton XRF (X-ray Fluorescence) readings were taken at field locations, logged and identified with individual numbered pegmatites, located on grid maps, by the field geology team. Mr. Willem Duyvesteyn, Chief Technology Officer of SCY, is the Qualified Person who is responsible for the design and conduct of the exploration program, and reviewed the program results.

ITEM 3.	LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our properties or assets are the subject of any pending legal proceedings.

ITEM 4.	MINE SAFETY DISCLOSURES

The Company has no active mining operations or dormant mining assets at this time, and has no outstanding mine safety violations or other regulatory safety matters to report.

PART II

ITEM 5.	MARKET FOR REGISTRANTS’ COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Price Range of Common Shares

The principal market on which our common shares are traded is the Toronto Stock Exchange. Our common shares commenced trading on the Toronto Stock Exchange on April 24, 2008 under the symbol “GP”. Effective March 11, 2009, the common shares were listed and posted for trading on the Toronto Stock Exchange under the symbol “EMC”. Effective November 28, 2014, the common shares were listed and posted for trading on the Toronto Stock Exchange under the symbol “SCY”. The following table shows the high and low trading prices of our common shares on the Toronto Stock Exchange for the periods indicated.

Year	High (C$)	Low (C$)
Fiscal Year ended December 31, 2015
First quarter	0.140	0.080
Second quarter	0.175	0.100
Third quarter	0.170	0.075
Fourth quarter	0.230	0.125
Fiscal Year ended December 31, 2014
First quarter	0.035	0.020
Second quarter	0.155	0.020
Third quarter	0.130	0.075
Fourth quarter	0.120	0.070

Exchange Rates

We maintain our books of account in United States dollars and references to dollar amounts herein are to the lawful currency of the United States except that we are traded on the Toronto Stock Exchange and, accordingly, stock price quotes and sales of stock are conducted in Canadian dollars (C$). The following table sets forth, for the periods indicated, certain exchange rates based on the noon rate provided by the Bank of Canada. Such rates are the number of Canadian dollars per one (1) U.S. dollar (US$). The high and low exchange rates for each month during the previous six months were as follows:

	High	Low
January 2016	1.4589	1.3969
December 2015	1.3990	1.3360
November 2015	1.3360	1.3095
October 2015	1.3242	1.2904
September 2015	1.3413	1.3147
August 2015	1.3303	1.2973

The following table sets out the exchange rate (price of one U.S. dollar in Canadian dollars) information as at each of the years ended December 31, 2014 and 2015.

	Year Ended December 31
	(Canadian $ per U.S. $)
	2014	2015
Rate at end of Period	1.1601	1.3840
Low	1.0614	1.1728
High	1.1643	1.3990

As of January 31, 2016, there were 105 registered holders of record of the Company’s common shares and an undetermined number of beneficial holders.

Dividends

We have not paid any cash dividends on our common shares since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Securities Authorized for Issuance under Compensation Plans

The following table sets forth information as at December 31, 2015 respecting the compensation plans under which shares of the Company’s common stock are authorized to be issued.

Number of securities
remaining available
	Number of securities	Weighted-average	for future issuance
	to be issued upon	exercise price of	under equity
	exercise of outstanding	outstanding options,	compensation plans
Plan Category	options, warrants and	warrants and rights	(excluding securities
	rights		reflected in column
		(b)	(a))
(a)
(c)
Equity compensation	17,610,000	C$0.12	13,146,920
plans approved by
security holders
Equity compensation	Nil	nil	Nil
plans not approved by
security holders
Total	17,610,000	C$0.12	13,146,920

Purchases of Equity Securities by the Company and Affiliated Purchasers

Neither the Company nor an affiliated purchaser of the Company purchased common shares of the Company in the year ended December 31, 2015.

ITEM 6.	SELECTED FINANCIAL DATA

Not applicable.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Overview

The Company is a specialty metals and alloys company focusing on scandium and other specialty metals.

The Company was incorporated under the laws of the Province of British Columbia, Canada in 2006. The Company currently trades on the Toronto Stock Exchange under the symbol “SCY”.

The Company’s focus is on the exploration and evaluation of its specialty metals assets, specifically the Nyngan scandium deposit located in New South Wales, Australia and the Tørdal scandium/rare earth minerals deposit in Norway. In June 2014, the Company made the final installment payment to acquire the Nyngan property. The Company is an exploration stage company and anticipates incurring significant additional expenditures prior to production at any and all of its properties.

In fiscal 2015, the Company exchanged a $2,500,000 loan for a 20% interest in its Australian subsidiary which holds the Nyngan Scandium Project and Honeybugle Scandium property. Accordingly, the Company holds an 80% interest in its Australian subsidiary as at period end. The full $2,500,000 has been reflected in additional paid in capital.

These condensed consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance both the Nyngan Scandium Project and the Tørdal property. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing and maintaining continued support from its shareholders and creditors. These are material uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern. In the event that additional financial support is not received or operating profits are not generated, the carrying values of the Company’s assets may be adversely affected.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2015

Liquidity and Capital Resources

At December 31, 2015, we had working capital of $2,149,874 including cash of $2,249,676 and current liabilities of $207,331 as compared to a working capital (deficit) of ($2,098,426) including cash of $417,386 at December 31, 2014. The increase in working capital is due to a conversion of a $2,500,000 loan into a 20% interest in the Company’s Australian projects, private placement and option exercises totaling $1,846,602 and the sale of a royalty in our Nyngan Scandium Project for $2,070,000.

During the year ended December 31, 2015, we received cash of $Nil (2014 - $2,500,000) from the issuance of promissory notes.

At December 31, 2015, we had a total of 17,610,000 (2014 – 15,378,750) stock options exercisable between C$0.07 and C$0.315 (2014 – between C$0.05 and C$0.315) which has the potential upon exercise to generate a total of C$2,033,050 (2013 – C$1,733,363) in cash over the next five years. There is no assurance that these securities will be exercised.

Our continued development is contingent upon our ability to raise sufficient financing both in the short and long term. There are no guarantees that additional sources of funding will be available to us; however, management is committed to pursuing all possible sources of financing in order to execute our business plan.

Our major capital requirement in the next 12 months relates to the completion of a definitive feasibility study on the Nyngan Scandium Project.

The Company will need additional funding to develop the Nyngan project into a mine in the second half of 2016, and will seek to raise additional equity financing at that time.

Results of Operations

Quarter ended December 31, 2015

The net loss for the quarter increased by $586,368 to $1,163,542 from a loss of $577,174 in the prior year, mainly as a result of increased exploration costs in the preparation of a definitive feasibility study for the Nyngan Scandium Project and the repricing of certain stock options. Details of the individual items contributing to the increased net loss are as follows:

Q4 2015 vs. Q4 2014 - Variance Analysis (US$)

Item	Variance
	Favourable /
	(Unfavourable)	Explanation
Costs allocable to non-controlling interest	$173,473

During August 2015 a $2,500,000 loan was converted into a 20% interest in the Company’s Australian properties. Upon recognition of the 20% holder, a portion of the operating loss is allocated to the minority interest partner.

Interest expense	$35,954

During August 2015 a $2,500,000 loan was converted into a 20% interest in the Company’s Australian properties and debt was eliminated from our balance sheet. Accordingly, there are no charges for interest in the 4th quarter. In the same quarter a year ago the $2,500,000 was outstanding and interest expense was incurred.

Travel and entertainment	$6,860	In Q4 of 2014 Nyngan Scandium Project work including the implementation of a drilling program, and metallurgical testing, required more travel to Australia and Canada when compared to 2015.

Q4 2015 vs. Q4 2014 - Variance Analysis (US$)

Item	Variance
	Favourable /
	(Unfavourable)	Explanation
Salaries and benefits	$3,135	As some of our salaries are paid in Australian dollar, the weakening of this currency against the US$ has resulted in this favourable variance when compared to Q4 of 2014.

General and administrative	$1,973	This slight unfavorable variance reflects that costs were comparable from quarter to quarter.

Consulting	$2,500	This slight favorable variance reflects that costs were comparable from quarter to quarter.

Insurance	$6,196	Lower workers compensation benefit premiums in 2015, has resulted in this slightly favourable variance when compared to the corresponding quarter of one year ago.

Foreign exchange	($10,907)

We held almost all cash in U.S. dollar denominated accounts during the 4th quarters of both 2014 and 2015. However, during Q4 2015 we made deposits against future vendor work in Canadian denomination. The declining value of the deposits held in Canadian dollars in Q4 2015 resulted in this unfavorable variance.

Professional fees	($73,848)	The unfavourable variance is due to increased legal fees and guidance required on the sale of a royalty in Q4 of 2015.

Stock-based compensation	($258,364)	The Company, with shareholder approval, extended the life of 4,300,000 options resulting in higher expenses this year. No such extension has taken place in prior years.

Exploration	($469,575)	The Company has incurred increased costs this year with a ramp up of Nyngan Scandium Project development and preparation of a DFS on that project.

Results of Operations for the Year ended December 31, 2015

The net loss for the year increased by $920,775 to $2,770,431 from $1,849,656 in the prior year, mainly as a result of increased exploration costs as we prepare the Nyngan DFS and the repricing of stock options. Details of the individual items contributing to the increased net loss are as follows:

2015 vs. 2014 - Variance Analysis (US$)

Item	Variance
	Favourable /
	(Unfavourable)	Explanation
Costs allocable to non-controlling interest	$173,473

During August 2015 a $2,500,000 loan was converted into a 20% interest in the Company’s Australian properties. Upon recognition of the 20% holder, a portion of the operating loss is allocated to the minority interest partner.

Foreign exchange loss	$31,365

The Company held more dollars in U.S dollar denominated accounts during 2015 than during 2014. The declining value of the Canadian and Australian dollars against the U.S. dollar in 2015 resulted in this favorable variance.

Insurance	$7,852

This favorable variance is the result of audit refunds on workers compensation premiums charged in the prior year. Without this adjustment, insurance charges when compared year to year would have been similar.

Travel and entertainment	($2,667)	This unfavorable variance is due to travel to seek potential Company investor interest in Australia, Europe and North America. In the prior year cash conservation limited this type of expense.

Professional fees	($28,214)	The unfavourable variance is due to increased legal fees and guidance required on the sale of a royalty in Q4 of 2015.

Salaries and benefits	($29,079)

Increased salary expenses in the current year relate to the return of the CFO to a more active role in the Company. Also in 2014, certain management staff elected to forgo salary when there was little activity at the Company.

General and administrative	($44,845)	The higher G&A costs in the year ended December 31, 2015 are a result of higher patent fees, marketing costs and IT support. These costs were partially offset by lower office rent and TSX fees.

Consulting	($51,000)	In 2014 the CTO only invoiced the Company for part of the year as efforts were being made to reduce costs to preserve cash. In 2015 this restriction was not in place.

Interest expense	($111,155)	The Company had taken out a promissory note of $2,500,000 in late Q2 2014. This note had quarterly interest rate increases resulting in the higher cost when compared to year over year.

Stock-based compensation	($361,936)

In the current year, 5,350,000 stock options were granted with 53% of those vesting immediately. In the comparable year there were 3,925,000 options issued resulting in lower expenses. Also the Company, with shareholder approval, extended the life of 4,300,000 options resulting in higher expenses this year. No such extension has taken place in prior years.

2015 vs. 2014 - Variance Analysis (US$)

Item	Variance
	Favourable /
	(Unfavourable)	Explanation
Exploration	($504,570)	The Company has incurred increased costs this year with a ramp up of Nyngan Scandium Project development and preparation of a DFS on that project.

Cash flow discussion for the year ended December 31, 2015 compared to December 31, 2014

The cash outflow from operating activities increased by $374,670 to $2,013,595 (2014 – $1,638,925) due to a costs incurred in preparing the definitive feasibility study.

Cash flows from investing activities increased by $3,319,652 to $2,070,000 (2014 – cash flow used of $1,249,652) due to the sale of a royalty on the Australian projects and to funds not being incurred in the acquisition of properties.

Cash inflows from financing activities decreased by $745,003 to $1,775,885 (2014 - $2,520,888) as a result of no new promissory notes being taken out in 2015.

Summary of quarterly results (US$)

	2015				2014
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net Sales	-	-	-	-	-	-	-	-
Net Income
(Loss)	1,163,542	(503,537)	(632,698)	(470,654)	(577,174)	(779,384)	(221,294)	(271,804)
Basic and
diluted
Net Income	(0.01)	(0.00)	(0.00)	(0.00)	(0.00)	(0.01)	(0.00)	(0.00)
(Loss) per
share

Financial Position

Cash

The increase in cash of $1,832,290 to $2,249,676 (2014 - $417,386) results from the issuance of private placements and a sale of a royalty interest in our Nyngan Scandium Project.

Property, plant and equipment

Property plant and equipment consists of office furniture and computer equipment at the Sparks, Nevada office. The decrease of $3,833 to $2,611 at December 31, 2015 (2014 - $6,444) is due to the regular amortization of these items.

Mineral interests

Mineral interests decreased by $2,070,000 to $942,723 at December 31, 2015 (2014 - $3,012,723) due to the funds received from the sale of the royalty reducing the cost base of these properties.

Notes Payable and Accrued Liabilities

Notes payable and accrued liabilities have increased by $134,086 to $207,331 at December 31, 2015 (2014 – $73,245).

Promissory notes payable (current and long-term)

Current promissory notes payable decreased by $2,500,000 due to the conversion of a note payable into a 20% acquisition of the Company’s Australian projects (2014 - $2,500,000).

Capital Stock

Capital stock increased by $1,955,864 to $91,142,335 (2014 - $89,186,471) as a result of the issuance of common shares in the third quarter of 2015. A non-controlling position on the conversion of debt into a 20% stake in the Australian properties of $966,588 is now shown on our balance sheet. At December 31, 2014 no such position existed.

Additional paid-in capital increased by $3,955,622 to $6,375,237 (2014 - $2,419,615) as a result of stock options grants and the treatment on conversion of the $2,500,000 loan that was converted to a 20% interest in the Australian properties.

Treasury shares remained at $1,264,194 through the 2015 fiscal period.

Off-balance sheet arrangements

At December 31, 2015, we had no material off-balance sheet arrangements such as guarantee contracts, contingent interest in assets transferred to an entity, derivative instruments obligations or any obligations that trigger financing, liquidity, market or credit risk to us.

Additional Information and Accounting Pronouncements

Outstanding share data

At March 11, 2016 we had 225,047,200 issued and outstanding common shares, 22,470,000 outstanding stock options at a weighted average exercise price of C$0.13. No warrants are outstanding at March 11, 2016.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting policies requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on past experience, industry trends and known commitments and events. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Actual results will likely differ from those estimates.

Stock-based compensation

We use the Black-Scholes option pricing model to calculate the fair value of stock options and compensatory warrants granted. This model is subject to various assumptions. The assumptions we make will likely change from time to time. At the time the fair value is determined, the methodology that we use is based on historical information, as well as anticipated future events. The assumptions with the greatest impact on fair value are those for estimated stock volatility and for the expected life of the instrument.

Deferred income taxes

We account for tax consequences of the differences in the carrying amounts of assets and liabilities and our tax bases using tax rates expected to apply when these temporary differences are expected to be settled. When the deferred realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no future income tax asset is recognized. We have taken a valuation allowance against all such potential tax assets.

Mineral properties and exploration and development costs

We capitalise the costs of acquiring mineral rights at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. Our recoverability evaluation of our mineral properties and equipment is based on market conditions for minerals, underlying mineral resources associated with the assets and future costs that may be required for ultimate realization through mining operations or by sale. We are in an industry that is exposed to a number of risks and uncertainties, including exploration risk, development risk, commodity price risk, operating risk, ownership and political risk, funding and currency risk, as well as environmental risk. Bearing these risks in mind, we have assumed recent world commodity prices will be achievable. We have considered the mineral resource reports by independent engineers on the Nyngan project in considering the recoverability of the carrying costs of the mineral properties. All of these assumptions are potentially subject to change, out of our control, however such changes are not determinable. Accordingly, there is always the potential for a material adjustment to the value assigned to mineral properties and equipment.

Recent Accounting Pronouncements

Accounting Standards Update 2016 -01 – Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This accounting pronouncement, which goes into effect December 12, 2017, is far reaching and covers several presentation areas dealing with measurement, impairment, assumptions used in estimating fair value and several other areas. The Company is reviewing this update to determine the impact it may have on its financial statements.

Accounting Standards Update 2015-17 – Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This accounting pronouncement requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Currently deferred tax liabilities and assets must be presented as current and noncurrent. The policy is effective December 16, 2016. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2015-02 - Consolidation (Topic 810) - Amendments to the Consolidation Analysis. This update provides guidance with respect to the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2015-01 - Income Statement—Extraordinary and Unusual Items (Subtopic 225-20). This Update is part of an initiative to reduce complexity in accounting standards (the Simplification Initiative). This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2014-15 – Presentation of Financial Statements – Going Concern (Subtopic 205-40). This accounting pronouncement provides guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The policy is effective December 15, 2016. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Financial instruments and other risks

Our financial instruments consist of cash, receivables, accounts payable and accrued liabilities, accounts payable with related parties, and promissory notes payable. It is management's opinion that we are not exposed to significant interest, currency or credit risks arising from our financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted. The Company has its cash primarily in two commercial banks, one in Vancouver, British Columbia, Canada and in one in Chicago, Illinois.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements of the Company and the notes thereto are attached to this report following the signature page and Certifications.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

For the fiscal years ended December 31, 2015 and 20154 we did not have any disagreement with our accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure controls and procedures

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s management, including our principal executive officer and our principal financial officer, evaluated the effectiveness of disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) as of the end of the period covered by this report. Based on that evaluation, the principal executive officer and principal financial officer concluded that as of the end of the period covered by this report, the Company has maintained effective disclosure controls and procedures in all material respects, including those necessary to ensure that information required to be disclosed in reports filed or submitted with the SEC (i) is recorded, processed, and reported within the time periods specified by the SEC, and (ii) is accumulated and communicated to management, including the principal executive officer and principal financial officer, as appropriate to allow for timely decision regarding required disclosure.

Management’s report on internal control over financial reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) of the Exchange Act). Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2015, using criteria established in Internal Control-Integrated Framework issued in 1992 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Even an effective internal control system, no matter how well designed, has inherent limitations, including the possibility of human error and circumvention or overriding of controls and therefore can provide only reasonable assurance with respect to reliable financial reporting. Furthermore, the effectiveness of an internal control system in future periods can change with conditions.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The Company’s management has determined that the internal controls over financial reporting are effective as of December 31, 2015.

Changes in Internal Control

There have been no changes in internal control over financial reporting that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

Item 9B.	OTHER INFORMATION

None.

PART III

Information with respect to Items 10 through 14 is set forth in the definitive Proxy Statement to be filed with the Securities and Exchange Commission on or before April 30, 2016 and is incorporated herein by reference. If the definitive Proxy Statement cannot be filed on or before April 30, 2016, the Company will instead file an amendment to this Form 10-K disclosing the information with respect to Items 10 through 14.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENTS SCHEDULES

Financial Statements

The following Consolidated Financial Statements are filed as part of this report.

Description	Page
Financial statements for the years ended December 31, 2015 and 2014 and audit reports thereon.	F-1

Exhibits

The following table sets out the exhibits filed herewith or incorporated herein by reference.

Exhibit	Description
3.1

Certificate of Incorporation, Certificate of Name Change dated March 2009, Notice of Articles dated March 2009*
Certificate of Name Change dated November 19, 2014 and Notice of Articles dated November 19, 2014

3.2	Corporate Articles* Amendment to Corporate Articles dated November 10, 2014
10.1*	2008 Stock Option Plan
10.2**	2015 Stock Option Plan
10.3*	Management Contract with George Putnam dated May 1, 2010
10.4***	Management Contract with Edward Dickinson dated August 13, 2011
10.5****	Loan Agreement dated June 24, 2014
21.1	List of Subsidiaries
23.1	Consent of Davidson & Company LLP
23.2	Consent of Nigel Ricketts
23.3	Consent of Dean Basile
23.4	Consent of Maxel Rangott
31.1	Certification Pursuant to Rule 13a-14(a) or 15d-14(a) of the U.S. Securities Exchange Act of 1934 of the Principal Executive Officer
31.2	Certification Pursuant to Rule 13a-14(a) or 15d-14(a) of the U.S. Securities Exchange Act of 1934 of the Principal Financial Officer
32.1	Section 1350 Certification of the Principal Executive Officer and Principal Financial Officer of the Principal Executive Officer

32.2	Section 1350 Certification of the Principal Executive Officer and Principal Financial Officer of the Principal Financial Officer

* Previously filed as exhibits to the Form 10 filed May 24, 2011 and incorporated herein by reference.
** Previously filed as Schedule “A” to the Form DEF 14A filed October 5, 2015 and incorporated herein by reference.
*** Previously filed as an exhibit to the Form 10-K/A filed May 1, 2014 and incorporated herein by reference.
**** Previously filed as an exhibit to the Form 10-Q filed August 12, 2014 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCANDIUM INTERNATIONAL MINING CORP.

By:	/s/ George Putnam
George Putnam
President and Principal Executive Officer

Date:   March 15, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Putnam	President, Principal Executive Officer, and Director	March 15, 2016
George Putnam

/s/ William Harris	Chairman and Director	March 15, 2016
William Harris

/s/ James Rothwell	Director	March 15, 2016
James Rothwell

/s/ Willem Duyvesteyn	Director	March 15, 2016
Willem Duyvesteyn

/s/ Warren Davis	Director	March 15, 2016
Warren Davis

/s/ Barry Davies	Director	March 15, 2016
Barry Davies

/s/ Andrew Greig	Director	March 15, 2016
Andrew Greig

	Principal Accounting Officer and	March 15, 2016
/s/ Edward Dickinson	Principal Financial Officer
Edward Dickinson

Exhibit 31.1

CERTIFICATION
PURSUANT TO RULE 13a-14(a) OR 15d-14(a)
OF THE U.S. SECURITIES EXCHANGE ACT OF 1934

I, George Putnam, certify that:

1.	I have reviewed this annual report on Form 10-K for the year ended December 31, 2015 of Scandium International Mining Corp.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual report is being prepared;

b)

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect the registrant’s internal control over financial reporting;

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s control over financial reporting.

Date: March 15, 2016	By:	/s/ George Putnam
George Putnam
Principal Executive Officer

Exhibit 31.2

CERTIFICATION
PURSUANT TO RULE 13a-14(a) OR 15d-14(a)
OF THE U.S. SECURITIES EXCHANGE ACT OF 1934

I, Edward Dickinson, certify that:

1.	I have reviewed this annual report on Form 10-K for the year ended December 31, 2015 of Scandium International Mining Corp.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual report is being prepared;

b)

designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect the registrant’s internal control over financial reporting;

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s control over financial reporting.

Date: March 15, 2016	By:	/s/ Edward Dickinson
Edward Dickinson
Principal Financial Officer

EXHIBIT 32.1

CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350
AND RULE 13a-14(b) OR RULE 15d-14(b)
OF THE U.S. SECURITIES EXCHANGE ACT OF 1934

In connection with the Annual Report of Scandium International Mining Corp. (the "Company") on Form 10-K for the year ended December 31, 2015 (the "Report"), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 15, 2016	/s/ George Putnam
George Putnam
Principal Executive Officer

EXHIBIT 32.2

CERTIFICATION
PURSUANT TO 18 U.S.C. SECTION 1350
AND RULE 13a-14(b) OR RULE 15d-14(b)
OF THE U.S. SECURITIES EXCHANGE ACT OF 1934

In connection with the Annual Report of Scandium International Mining Corp. (the "Company") on Form 10-K for the year ended December 31, 2015 (the "Report"), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 15, 2016	/s/ Edward Dickinson
Edward Dickinson
Principal Financial Officer

CONSOLIDATED FINANCIAL STATEMENTS

YE EAR ENDED DECEMBER 31, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Scandium International Mining Corp.

We have audited the accompanying consolidated financial statements of Scandium International Mining Corp. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, cash flows, and changes in equity for the years ended December 31, 2015 and 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scandium International Mining Corp. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Scandium International Mining Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, Scandium International Mining Corp. has suffered recurring losses from operations. This matter, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 11, 2016

Scandium International Mining Corp.
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)

As at:	December 31, 2015	December 31, 2014

ASSETS
Current
Cash	$2,249,676	$417,386
Prepaid expenses and receivables	107,529	57,433

Total Current Assets	2,357,205	474,819

Equipment (Note 4)	2,611	6,444
Mineral property interests (Note 5)	942,723	3,012,723

Total Assets	$3,302,539	$3,493,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$196,322	$51,343
Accounts payable with related parties	11,009	21,902
Promissory notes payable (Note 7)	-	2,500,000

Total Liabilities	207,331	2,573,245

Stockholders’ Equity
Capital stock (Note 9) (Authorized: Unlimited number of common shares; Issued and outstanding: 225,047,200 (2014 – 198,604,790))	91,142,335	89,186,471
Treasury stock (Note 10) (1,033,333 common shares)	(1,264,194)	(1,264,194)
Additional paid in capital (Note 9)	6,375,237	2,419,615
Accumulated other comprehensive loss	(853,400)	(853,400)
Deficit	(91,338,182)	(88,567,751)

Total Stockholders’ Equity	4,061,796	920,741

Non-controlling Interest in a Subsidiary (Note 14)	(966,588)	-

Total Equity	3,095,208	920,741

Total Liabilities and Equity	$3,302,539	$3,493,986

Nature and continuance of operations (Note 1)
Subsequent event (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

Scandium International Mining Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(Expressed in US Dollars)

	December 31,	December 31,
Year ended	2015	2014

EXPENSES
Amortization (Note 4)	$3,833	$3,834
Consulting	102,000	51,000
Exploration	997,677	493,107
General and administrative	195,063	150,218
Insurance	20,816	28,668
Professional fees	167,786	139,572
Salaries and benefits	462,034	432,955
Stock-based compensation (Note 9)	673,224	311,288
Travel and entertainment	61,048	58,381

Loss from operations before other items	(2,683,481)	(1,669,023)

OTHER ITEMS
Foreign exchange loss	(34,282)	(65,647)
Interest expense	(226,141)	(114,986)

	(260,423)	(180,633)

Loss and comprehensive loss for the year	(2,943,904)	(1,849,656)

Costs allocable to non-controlling interest in a subsidiary	173,473	-

Loss and comprehensive loss for the year attributable to Scandium International Mining Corp.	$(2,770,431)	$(1,849,656)

Basic and diluted loss and comprehensive loss per common share attributable to Scandium International Mining Corp.	$0.01	$0.01

Weighted average number of common shares outstanding	211,264,568	184,252,595

The accompanying notes are an integral part of these consolidated financial statements.

Scandium International Mining Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)

Year ended	December 31,	December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(2,770,431)	$(1,849,656)
Items not affecting cash:
Amortization	3,833	3,834
Stock-based compensation	673,224	311,288
Shares issued in settlement of interest payable	169,262	-
Portion of loss allocable to non-controlling interest in a subsidiary	(173,473)	-

Changes in non-cash working capital items:
Decrease (increase) in prepaids and receivables	(50,096)	69,977
Increase (decrease) in accounts payable, accrued liabilities and accounts payable with related parties	134,086	(174,368)
	(2,013,595)	(1,638,925)
CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	-	149,868
Sale of royalty	2,070,000	-
Additions to unproven mineral interests	-	(1,399,520)
	2,070,000	(1,249,652)

CASH FLOWS FROM FINANCING ACTIVITIES
Common shares issued	1,812,047	1,909,345
Share issuance costs	(60,000)	(33,582)
Options exercised for common shares	23,838	-
Receipt of promissory note	-	2,500,000
Payment of promissory note and convertible debenture	-	(1,854,875)
	1,775,885	2,520,888

Change in cash during the year	1,832,290	(367,689)
Cash, beginning of year	417,386	785,075

Cash, end of year	$2,249,676	$417,386

Supplemental disclosure with respect to cash flows (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

Scandium International Mining Corp.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Expressed in US Dollars)

					Accumulated		Total	Non-
			Additional	Treasury	Other		Stockholders’	controlling
	Number of		Paid in	Stock	Comprehensive	Deficit	Equity	Interest in a
	Shares	Capital Stock	Capital		Loss			Subsidiary	Total Equity

Balance, December 31, 2013	165,358,337	$87,310,708	$2,108,327	$(1,264,194)	$(853,400)	$(86,718,095)	$583,346	-	$583,346

Private placements	33,246,453	1,909,345	-	-	-	-	1,909,345	-	1,909,345

Share issue costs	-	(33,582)	-	-	-	-	(33,582)	-	(33,582)

Stock-based compensation	-	-	311,288		-	-	311,288	-	311,288

Loss for the year	-	-	-	-	-	(1,849,656)	(1,849,656)	-	(1,849,656)

Balance, December 31, 2014	198,604,790	89,186,471	2,419,615	(1,264,194)	(853,400)	(88,567,751)	920,741	-	920,741

Private placements	23,654,930	1,812,047	-	-	-	-	1,812,047	-	1,812,047

Shares issued in settlement of debt	2,237,480	169,262	-	-	-	-	169,262	-	169,262

Share issue costs	-	(60,000)	-	-	-	-	(60,000)	-	(60,000)

Stock options exercised	550,000	34,555	(10,717)	-	-	-	23.838	-	23,838

Stock-based compensation	-	-	673,224	-	-	-	673,224	-	673,224

Sale of 20% of Australian subsidiary	-	-	3,293,115	-	-	-	3,293,115	(793,115)	2,500,000

Loss for the year	-	-	-	-	-	(2,770,431)	(2,770,431)	(173,473)	(2,943,904)

Balance, December 31, 2015	225,047,200	$91,142,335	$6,375,237	$(1,264,194)	$(853,400)	$(91,338,182)	$4,061,796	$(966,588)	$3,095,208

The accompanying notes are an integral part of these consolidated financial statements.

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Scandium International Mining Corp. (the “Company”) is a specialty metals and alloys company focusing on scandium and other specialty metals.

The Company was incorporated under the laws of the Province of British Columbia, Canada in 2006. The Company currently trades on the Toronto Stock Exchange under the symbol “SCY”.

The Company’s focus is on the exploration and evaluation of its specialty metals assets, specifically the Nyngan scandium deposit located in New South Wales, Australia and the Tørdal scandium/rare earth minerals deposit in Norway. In June 2014, the Company made the final installment payment to acquire the Nyngan property. The Company is an exploration stage company and anticipates incurring significant additional expenditures prior to production at any and all of its properties.

In fiscal 2015, the Company settled a $2,500,000 promissory note payable in exchange for a 20% interest in its Australian subsidiary which holds the Nyngan and Honeybugle properties. Accordingly, the Company holds an 80% interest in its Australian subsidiary as at year end (Note 14).

These consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance both the Nyngan and Tørdal properties. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing and maintaining continued support from its shareholders and creditors. These are material uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern. In the event that additional financial support is not received or operating profits are not generated, the carrying values of the Company’s assets may be adversely affected.

2.	BASIS OF PRESENTATION

a)	Basis of presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”).

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, EMC Metals USA Inc., Wolfram Jack Mining Corp., and The Technology Store, Inc. Non-controlling interest represents the minority shareholders’ 20% proportionate share of the net assets and results of the Company’s majority-owned Australian subsidiary, EMC Metals Australia Pty Ltd., from the date the 20% interest was disposed by the Company (Note 5). All significant intercompany accounts and transactions have been eliminated on consolidation.

b)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations, asset impairment, stock-based compensation and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

c)	Equipment

Equipment is recorded at cost less accumulated amortization, calculated as follows:

Computer equipment	30% straight line

Office equipment	20% straight line

d)	Mineral interests and exploration and development costs

The costs of acquiring mineral rights are capitalized at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. If, after review, management concludes that the carrying amount of a mineral interest is impaired, it will be written down to estimated fair value. Exploration costs incurred on mineral interests are expensed as incurred. Development costs incurred on proven and probable reserves will be capitalized. Upon commencement of production, capitalized costs will be amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves (which exclude non-recoverable reserves and anticipated processing losses).

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

e)	Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets. The Company also records a corresponding asset which is amortized over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

f)	Long-lived assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

g)	Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some part or all of the deferred tax asset will not be recognized.

h)	Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, the Company uses the treasury stock method and the if converted method. As at December 31, 2015 and 2014 there were no warrants outstanding and 17,610,000 options (2014 – 15,378,750) outstanding which have not been included in the weighted average number of common shares outstanding as these were anti-dilutive.

i)	Foreign exchange

The Company's and subsidiaries’ functional currency is the USD. Any monetary assets and liabilities that are in a currency other than the USD are translated at the rate prevailing at year end. Revenue and expenses in a foreign currency are translated at rates that approximate those in effect at the time of translation. Gains and losses from translation of foreign currency transactions into USD are included in current results of operations. Fixed assets and mineral properties have been translated at historical rates, the rate on the date of the transaction.

j)	Stock-based compensation

The Company accounts for stock-based compensation under the provisions of Accounting Standard Codification (“ASC”) 718, “Compensation-Stock Compensation”. Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date for all stock-based awards to employees and directors and is recognized as an expense over the requisite service period, which is generally the vesting period. The Black-Scholes option valuation model is used to calculate fair value.

k)	Financial instruments

The Company’s financial instruments consist of cash, receivables, accounts payable, accounts payable with related parties and accrued liabilities, and promissory notes payable. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted. The Company has its cash primarily in one commercial bank in Chicago, Illinois, United States of America.

l)	Concentration of credit risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. As at December 31, 2015 and 2014, the Company has exceeded the federally insured limit. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash in bank accounts.

m)	Fair value of financial assets and liabilities

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including receivables, accounts payable and accrued liabilities, accounts payable with related parties and promissory notes payable are carried at amortized cost, which management believes approximates fair value due to the short term nature of these instruments.

The following table presents information about the assets that are measured at fair value on a recurring basis as at December 31, 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

		Quoted Prices	Significant Other	Significant
	December 31,	in Active Markets	Observable Inputs	Unobservable Inputs
	2015	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash	$2,249,676	$2,249,676	$—	$—

Total	$2,249,676	$2,249,676	$—	$—

The carrying value of receivables, accounts payable and accrued liabilities, accounts payable to related parties and promissory notes payable approximate their fair value due to their short-term nature.

The fair values of cash are determined through market, observable and corroborated sources.

n)	Recently Adopted and Recently Issued Accounting Standards

Accounting Standards Update 2016 -01 – Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This accounting pronouncement, which goes into effect December 12, 2017, is far reaching and covers several presentation areas dealing with measurement, impairment, assumptions used in estimating fair value and several other areas. The Company is reviewing this update to determine the impact it may have on its financial statements.

Accounting Standards Update 2015-17 – Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This accounting pronouncement requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Currently deferred tax liabilities and assets must be presented as current and noncurrent. The policy is effective December 16, 2016. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2015-02 - Consolidation (Topic 810) - Amendments to the Consolidation Analysis. This update provides guidance with respect to the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2015-01 - Income Statement—Extraordinary and Unusual Items (Subtopic 225-20). This Update is part of an initiative to reduce complexity in accounting standards (the Simplification Initiative). This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Accounting Standards Update 2014-15 – Presentation of Financial Statements – Going Concern (Subtopic 205-40). This accounting pronouncement provides guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The policy is effective December 15, 2016. The Company is evaluating this guidance and believes it will have little impact on the presentation of its financial statements.

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

3.	RESTRICTED CASH

The Company had a Bank of Montreal letter of credit of up to C$159,400 as a security deposit related to a Vancouver office lease obligation. The letter of credit was returned to the Bank of Montreal in July 2014 and funds were released for use by the Company.

4.	EQUIPMENT

2015

	December 31,	Additions		December 31,
	2014 Net Book	(disposals)		2015 Net Book
	Value	(write-offs)	Amortization	Value
Computer equipment	$1,696	$-	$(679)	$1,017
Office equipment	4,748	-	(3,154)	1,594

	$6,444	$-	$(3,833)	$2,611

2014

	December 31,	Additions		December 31,
	2013 Net Book	(disposals)		2014 Net Book
	Value	(write-offs)	Amortization	Value
Computer equipment	$2,375	$-	$(679)	$1,696
Office equipment	7,903	-	(3,155)	4,748

	$10,278	$-	$(3,834)	$6,444

5.	MINERAL PROPERTY INTERESTS

Scandium and
December 31, 2015	other

Acquisition costs

Balance, December 31, 2014	$3,012,723
Sale of royalty	(2,070,000)
Balance December 31, 2015	$942,723

Scandium and
December 31, 2014	other

Acquisition costs

Balance, December 31, 2013	$1,613,203
Additions	1,399,520
Balance December 31, 2014	$3,012,723

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests. The Company has investigated title to all of its mineral property interests and, to the best of its knowledge, title to all of its properties is in good standing.

On October 13, 2015, the Company received US$2.07M from a private investor in return for the granting of a 0.7% royalty on gross mineral sales from both the Nyngan property and the Honeybugle property. The amount received in return for the royalty interest was deducted from the value of the mineral interests of Nyngan and Honeybugle.

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

SCANDIUM PROPERTIES

Nyngan, New South Wales Property

On February 5, 2010, the Company entered in to an earn-in agreement with Jervois Mining Limited (“Jervois”), whereby it would acquire a 50% interest in the Nyngan Scandium property (the “Nyngan Project”) located in New South Wales, Australia. The JV

5.	MINERAL PROPERTY INTERESTS (cont’d…)

Agreement, as amended, gave the Company the right to earn a 50% interest in a joint venture with Jervois, for the purpose of holding and developing the Nyngan Project. On June 22, 2012, the Company received notice of a lawsuit filed against the Company with regard to the achievement of certain milestones required under the JV Agreement. On February 6, 2013, the Company announced agreement of an out of court settlement to the dispute with Jervois. The terms of the settlement transferred 100% ownership and control of the Nyngan Project to the Company, in return for AUD$2.6 million cash payments and a percentage royalty payable to Jervois on sales of product from the project. A total of $1,108,484 (AUD$1.2 million) was paid in June 2013 as part of the settlement. A total of $1,364,031 (AUD$1.4 million) was paid in June 2014 to fulfill the obligations under the settlement agreement which gives 100% of the property to the Company. During fiscal 2015, the Company settled its $2,500,000 promissory note payable in exchange for a 20% interest in its Australian subsidiary which holds title to both the Nyngan and Honeybugle properties.

Royalties attached to the Nyngan property include a 1.5% Net Profits Interest royalty to private parties involved with the early exploration on the property, and a 1.7% Net Smelter Returns royalty payable to Jervois for 12 years after production commences, subject to terms in the settlement agreement. Another revenue royalty is payable to private interests of 0.2%, subject to a $370,000 cap. A NSW minerals royalty will also be levied on the project, subject to negotiation, currently 4% on revenue.

Honeybugle property, Australia

In April of 2014 the Company also acquired an exploration license referred to as the Honeybugle property, a prospective scandium exploration property located 24 kilometers from the Nyngan Project. As described in the previous Nyngan Property section, during fiscal 2015, the Company settled its $2,500,000 promissory note payable in exchange for a 20% interest in its Australian subsidiary which holds title to both the Nyngan and Honeybugle properties.

Tørdal and Evje-Iveland properties, Norway

During 2012 the Company entered into an option agreement with REE Mining AS (“REE”) to earn up to a 100% interest in the Tørdal and Evje-Iveland properties pursuant to which the Company paid $130,000 and issued 1,000,000 common shares valued at $40,000. The Company subsequently renegotiated the payments required to earn the interest and the Evje-Iveland property was removed from the option agreement. Pursuant to the amendment, the Company earned a 100% interest in the Tørdal property by paying an additional $35,000 and granting a 1% Net Smelter Return (“NSR”) payable to REE.

6.	CONVERTIBLE DEBENTURES

On February 22, 2013, the Company completed a $650,000 loan financing consisting of convertible debentures. The convertible debenture had a maturity date of February 22, 2014 and bore interest at 10% per annum. The lenders had the option to convert the loan into 13,000,000 common shares of the Company. This financing was repaid in full in February 2014.

7.	PROMISSORY NOTES PAYABLE

	December 31,	December 31,
	2015	2014

On June 24, 2014, the Company completed a $2,500,000 loan financing which includes a convertible feature. The loan had a maturity date of December 24, 2015 and bore loan interest that increased in quarterly increments from 4% to a maximum of 12% with a 5% interest rate penalty should the Company not pay on due dates. The full loan was converted into a 20% interest in the Company’s Australian subsidiary in August of 2015. This conversion feature converted at the lender’s option or once the Company raised $3,000,000 in equity. The minority shareholder now has a carried interest until the Company meets two milestones: (1) filing a feasibility study on SEDAR, and (2) receiving a mining license on either the Nyngan or Honeybugle property. The minority shareholder becomes fully participating on development and build costs thereafter. The minority shareholder has an option to convert their 20% non-controlling interest into equivalent value of the Company’s shares, at market prices, rather than participate in construction. The minority shareholder’s option to convert its project interest to the Company’s shares is a one-time option, at such time the partner becomes fully participating on project costs.

$	Nil	$2,500,000

	$-	$2,500,000

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

8.	RELATED PARTY TRANSACTIONS

The loan financing completed on February 22, 2013, of which $350,000 was contributed from directors and officers, was repaid during the year ended December 31, 2014.

Of the $114,986 interest expensed in the year ended December 31, 2014, $14,375 was payable to a director of the Company. There was no interest paid to related parties in the year ended December 31, 2015.

During the year ended December 31, 2015, the Company expensed $517,934 for stock-based compensation for stock options issued to Company directors. During the year ended December 31, 2014, the Company expensed $113,397 for stock options issued to Company directors.

During the year ended December 31, 2015, the Company paid a consulting fee of $102,000 for one of its directors. There is $59,500 for consulting fees incurred during the year ended December 31, 2014.

9.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL

On September 1, 2015, the Company issued 1,982,850 common shares at a value of C$0.10 per common share for total proceeds of C$198,285 ($150,000).

On August 31, 2015, the Company issued 2,237,480 common shares at a value of C$0.10 per common share in settlement of interest payable on the promissory note (Note 7) with a fair value of C$223,748 ($169,262).

On August 24, 2015, the Company issued 21,672,080 common shares at a value of C$0.10 per common share for total proceeds of C$2,167,208 ($1,662,047). The Company paid $60,000 in share issuance costs with regard to this common share issue.

On August 26, 2014, the Company issued 5,534,411 common shares at a value of C$0.085 per common share for total proceeds of C$470,425 ($429,900).

On July 11, 2014, the Company issued 4,641,236 common shares at a value of C$0.085 per common share for total proceeds of C$394,505 ($369,300).

On June 26, 2014, the Company issued 10,415,396 common shares at a value of C$0.085 per common share for total proceeds of C$885,309 ($824,458).

On April 24, 2014, the Company issued 4,122,150 common shares at a value of C$0.025 per common share for total proceeds of C$103,053 ($93,687).

On March 25, 2014, the Company issued 8,533,260 common shares at a value of C$0.025 per common share for total proceeds of C$213,331 ($192,000).

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

9.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL (cont’d…)

Stock Options and Warrants

The Company established a stock option plan (the “Plan”) under which it is authorized to grant options to executive officers and directors, employees and consultants and the number of options granted under the Plan shall not exceed 15% of the shares outstanding. Under the Plan, the exercise period of the options may not exceed ten years from the date of grant and vesting is determined by the Board of Directors.

Stock option and share purchase warrant transactions are summarized as follows:

	Warrants			Stock Options
		Weighted
		average exercise		Weighted average
		price in		exercise price in
	Number	Canadian $	Number	Canadian $

Outstanding, December 31, 2013	3,750,000	$0.20	14,168,750	$0.12
Granted	-	-	3,725,000	0.12
Cancelled	(3,750,000)	0.20	(2,515,000)	0.17
Exercised	-	-	-	-

Outstanding, December 31, 2014	-	-	15,378,750	0.11
Granted	-	-	5,350,000	0.14
Cancelled	-	-	(2,568,750)	0.16
Exercised	-	-	(550,000)	0.05

Outstanding, December 31, 2015	-	$-	17,610,000	$0.12

Number currently exercisable	-	$-	16,550,000	$0.11

As at December 31, 2015, incentive stock options were outstanding as follows:

	Exercise
Number of	Price in
options	Canadian $	Expiry Date

Options

4,300,000	0.100	November 5, 2020*
250,000	0.315	May 4, 2016
500,000	0.250	May 16, 2016
300,000	0.155	September 15, 2016
2,285,000	0.080	April 24, 2017
150,000	0.120	July 25, 2017
1,400,000	0.070	August 8, 2017
1,000,000	0.100	May 9, 2018
3,375,000	0.120	July 25, 2019
200,000	0.100	December 30, 2019
3,450,000	0.140	April 17, 2020
400,000	0.115	August 28, 2020

17,610,000

*   These options were extended by the Company shareholder’s at the Company’s annual meeting in October 2015. The Company recognized an additional expense of $281,962 related to this extension. Black-Scholes option pricing model assumptions used were a risk-free interest rate of 1.49%, expected life of 5 years, with a 0.00% forfeiture and dividend rate as well as a volatility rate of 145.92% .

As at December 31, 2015 the Company’s outstanding and exercisable stock options have an aggregate intrinsic value of $489,509 (2014 - $92,525).

As at December 31, 2015, there were no warrants outstanding.

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

Stock-based compensation

During the year ended December 31, 2015, the Company recognized stock-based compensation of $673,224 (December 31, 2014 - $311,288) in the statement of operations and comprehensive loss as a result of incentive stock options granted, vested and extended in the current period. There were 5,350,000 stock options issued during the year ended December 31, 2015 (December 31, 2014 – 3,725,000).

9.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL (cont’d…)

The weighted average fair value of the options granted in the year was C$0.14 (2014 - C$0.12) .

The fair value of all compensatory options granted is estimated on grant date using the Black-Scholes option pricing model. The weighted average assumptions used in calculating the fair values are as follows:

	2015	2014

Risk-free interest rate	1.02%	0.86%
Expected life	5 years	5 years
Volatility	145.72%	148.81%
Forfeiture rate	0.00%	0.00%
Dividend rate	0.00%	0.00%

10.	TREASURY STOCK

	Number	Amount

Treasury shares, December 31, 2015 and December 31 2014	1,033,333	$1,264,194

	1,033,333	$1,264,194

Treasury shares comprise shares of the Company which cannot be sold without the prior approval of the TSX.

11.	SEGMENTED INFORMATION

The Company’s mineral properties are located in Norway and Australia. The Company’s capital assets’ geographic information is as follows:

December 31, 2015	Norway	Australia	United States	Total

Equipment	$-	$-	$2,611	$2,611
Mineral property interests	238,670	704,053	-	942,723

	$238,670	$704,053	$2,611	$945,334

December 31, 2014	Norway	Australia	United States	Total

Equipment	$-	$-	$6,444	$6,444
Mineral property interests	238,670	2,774,053	-	3,012,723

	$238,670	$2,774,053	$6,444	$3,019,167

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

12.	DEFERRED INCOME TAX

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2015	2014

Loss before income taxes	$(2,770,431)	$(1,849,656)

Expected income tax (recovery)	(720,000)	(481,000)
Change in statutory, foreign tax, foreign exchange rates and other	(24,000)	(9,000)
Permanent difference	130,000	82,000
Adjustment to prior years provision versus statutory tax returns	1,055,000	-
Change in unrecognized deductible temporary differences	(441,000)	408,000
Total Income tax expense (recovery)	$-	$-

The Canadian income tax rate declined during the year due to changes in the law that reduced corporate income tax rates in Canada/British Columbia.

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows;

	2015	2014
Deferred Tax Assets (Liabilities)
Exploration and evaluation assets	$745,000	$1,013,000
Property and equipment	61,000	79,000
Share issue costs	27,000	33,000
Marketable securities	19,000	19,000
Allowable capital losses	1,935,000	1,945,000
Non-capital losses available for future periods	3,257,00	3,396,000
	6,044,000	6,485,000
Unrecognized deferred tax assets	(6,044,000)	(6,485,000)
Net deferred tax assets	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2015	Expiry Date	2014	Expiry Date
		Range		Range
Temporary Differences
Exploration and evaluation assets	$2,866,000	No expiry date	$3,897,000	No expiry date
Property and equipment	236,000	No expiry date	304,000	No expiry date
Share issue costs	104,000	2035 to 2038	127,000	2034 to 2037
Marketable securities	145,000	No expiry date	145,000	No expiry date
Allowable capital losses	7,442,000	No expiry date	7,482,000	No expiry date
Non-capital losses available for future periods	12,166,000	2016 to 2035	13,063,000	2015 to 2034

13.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2015	2014

Cash paid during the year for interest	$56,250	$114,986

Cash paid during the year for income taxes	$-	$-

Scandium International Mining Corp.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015
(Expressed in US Dollars)

In the year ending December 31, 2015 the Company exchanged a loan of $2,500,000 for a 20% interest in its Australian subsidiary which hold both the Nyngan and Honeybugle properties resulting in initial non-controlling interests of $793,115. There were no significant non-cash transactions in the year ended December 31, 2014.

14.	EMC METALS AUSTRALIA PTY LTD

On August 24, 2015 the Company’s $2,500,000 promissory note payable converted into a 20% ownership interest in EMC Metals Australia Pty Ltd (“EMC Australia”), with the Company holding an 80% ownership interest. EMC Australia holds our interests in the Nyngan Scandium Project and Honeybugle Scandium property. Upon conversion of the promissory note payable, EMC Australia is now operated as a joint venture between Scandium Investments LLC (“SIL”) and the Company. SIL holds a carried interest in the Nyngan Scandium Project and is not required to contribute cash for the operation of EMC Australia until the Company meets two development milestones: (1) filing a feasibility study on SEDAR, and (2) receiving a mining license on either joint venture property. At such time as the two development milestones are met, SIL becomes fully participating on project costs thereafter.

Completion of the development milestones by the Company, as described above, activates a second one-time, limited period option for SIL to elect to convert the fair market value of its 20% joint venture interest in the Nyngan Scandium Project and Honeybugle Scandium property into an equivalent value of the Company’s common shares, at then prevailing market prices, rather than continue with ownership at the project level.

EMC Australia is consolidated in the Company’s Consolidated Financial Statements for the year ended December 31, 2015.

	December 31,	December 31,
Year ended	2015	2014
Loss attributable to Scandium International Mining Corp. Shareholders	$(2,770,431)	$(1,849,656)
Increase in Scandium International Mining Corp additional paid in capital on disposal of 20% of subsidiary	3,293,115	-
Change from loss to Scandium International Mining Corp. shareholders and transfers from non-controlling interests	$522,684	$(1,849,656)

15.	Subsequent event

In February 2016, the company issued 4,860,000 stock options at an exercise price of C$0.13 with various vesting timetables all of which have a maturity date of February 8, 2021 (5 years).

SCANDIUM INTERNATIONAL MINING CORP.

Computershare

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Toronto, Ontario M5J 2Y1
www.computershare.com

Security Class

Holder Account Number

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Form of Proxy - 2016 Annual General Meeting to be held on June 8, 2016

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.**
6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 10:00 AM, Pacific Time on June 6, 2016.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

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- Go to the following web site: www.investorvote.com
- **Smartphone?** Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

Appointment of Proxyholder

I/We being holder(s) of Scandium International Mining Corp. hereby appoint: George Putnam, President of the Company, or failing him, Edward Mayerhofer, solicitor for the Company,

OR

Print the name of the person you are appointing if this person is someone other than one of the persons named herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of Scandium International Mining Corp. to be held at #1200 – 750 West Pender Street, Vancouver, British Columbia, on June 8, 2016 at 10:00 AM (Pacific Time) and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY **HIGHLIGHTED TEXT** OVER THE BOXES.

	For	Against
1. Number of Directors To set the number of Directors at seven.	☐	☐

2. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01. George F. Putnam	☐	☐	02. William B. Harris	☐	☐	03. Willem P.C. Duyvesteyn	☐	☐
04. Barry Davies	☐	☐	05. Warren Davis	☐	☐	06. James Rothwell	☐	☐
07. Andrew C. Greig	☐	☐						

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	For	Withhold
3. Appointment of Auditors Appointment of Davidson & Company LLP, Chartered Accountants as Auditors of the Company for the ensuing year and authorizing the Directors to fix their remuneration.	☐	☐

	For	Against
4. Approval of Executive Compensation To approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Company's proxy statement dated April 21, 2016.	☐	☐

	For	Against
5. Proxyholder Authority To grant the proxyholder authority to vote at his/her discretion on any amendment or variation to the previous resolutions or any other matter that may be properly brought before the said Meeting or any adjournment thereof.	☐	☐

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Authorized Signature(s) - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.**

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DD / MM / YY

Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

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E Q M Q 2 2 7 4 1 9 A R 1

SCANDIUM INTERNATIONAL MINING CORP.

Computershare

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